SECURITIES AND EXCHANGE COMMISSION

                        Washington, D.C. 20549

                        _______________________


                               FORM 8-K


                            CURRENT REPORT


                  Pursuant to Section 13 or 15(d) of
                  the Securities Exchange Act of 1934



                          February 10, 1994
                   (Date of earliest event reported)



                 ADVANCED TECHNOLOGY LABORATORIES, INC.
        (Exact name or registrant as specified in its charter)


         Delaware              0-15160            91-1353386
     (State or other        (Commission       (I.R.S. Employer
     jurisdiction or            File           Identification
     organization)             Number)             Number)




         22100 Bothell-Everett Highway
             Post Office Box 3003
              Bothell, Washington                 98041-3003
     (Address of principal executive offices)     (Zip Code)



                             (206) 487-7000
         (Registrant's telephone number, including area code)




                             Page 1 of 90
               Exhibit Index is on page 4 of this filing

     Item 5.  OTHER EVENTS

               On February 10, 1994, Advanced Technology
     Laboratories, Inc. (the "Company" or "ATL") announced that it had entered into a Merger Agreement with Interspec, Inc. whereby Interspec would become a wholly owned subsidiary of ATL through an exchange of 0.03835 shares of ATL stock for each share of Interspec stock.

               The merger is subject to customary conditions, including approval by the shareholders of ATL and Interspec. The exchange ratio of 0.3835 is based on the purchase method of accounting used for this transaction. However, if it is determined that the transaction qualifies for "pooling of interests" accounting treatment, the parties to the merger agreement have agreed that the exchange ratio will be adjusted to 0.4130 of a share of an ATL share for each share of Interspec stock.

               ATL and Interspec currently anticipate that the transaction will close in the latter part of the second quarter.

     Item 7.   FINANCIAL STATEMENT, PRO FORMA FINANCIAL
               INFORMATION AND EXHIBITS

               c.  Exhibits

                 2(a)    Merger Agreement dated as of
                         February 10, 1994.
                 2(b)    Agreement dated as of February 10, 1994.
                 20      Press Release dated February 10, 1994.

                             Page 2 of 90
               Exhibit Index is on page 4 of this filing

                              SIGNATURES

               Pursuant to the requirements of the Securities
     Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                              ADVANCED TECHNOLOGY LABORATORIES,
                              INC.,

                                by
                                    /s/ Harvey N. Gillis
                                  ------------------------------
                                  Name:  Harvey N. Gillis
                                  Title: Chief Financial Officer



     Date:  February 15, 1994




                             Page 3 of 90
               Exhibit Index is on page 4 of this filing

                             EXHIBIT INDEX


     Exhibit                                      Sequentially
     Number                   Exhibit             Numbered Page

     2(a)      Merger Agreement dated as of
               February 10, 1994                        5

     2(b)      Agreement dated as of February 10,
               1994                                    78

     20        Press Release, dated February 10,
               1994                                    85



                             Page 4 of 90
               Exhibit Index is on page 4 of this filing


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                                                     EXHIBIT 2(A)
                                                   CONFORMED COPY

     ------------------------------------------------------------
     ------------------------------------------------------------












                     AGREEMENT AND PLAN OF MERGER



                    Dated as of February 10, 1994,



                                 Among



                ADVANCED TECHNOLOGY LABORATORIES, INC.



                       ATL SUB ACQUISITION CORP.



                                  And



                            INTERSPEC, INC.







     ------------------------------------------------------------
     ------------------------------------------------------------

                           TABLE OF CONTENTS


                                                             Page

     Parties and Recitals ..................................    1


                             ARTICLE I

                            The Merger

     SECTION 1.01.   The Merger ............................    2
     SECTION 1.02.   Closing ...............................    2
     SECTION 1.03.   Effective Time ........................    2
     SECTION 1.04.   Effects of the Merger .................    3
     SECTION 1.05.   Articles of Incorporation and
                       By-Laws .............................    3
     SECTION 1.06.   Directors .............................    3
     SECTION 1.07.   Officers ..............................    3


                            ARTICLE II

         Effect of the Merger on the Capital Stock of the Constituent Corporations; Exchange of Certificates

     SECTION 2.01.   Effect on Capital Stock ...............    3
     SECTION 2.02.   Exchange of Certificates ..............    5


                            ARTICLE III

                  Representations and Warranties

     SECTION 3.01.   Representations and Warranties of
                       the Company .........................   10
     SECTION 3.02.   Representations and Warranties of
                       Parent and Sub ......................   28


                            ARTICLE IV

             Covenants Relating to Conduct of Business

     SECTION 4.01.   Conduct of Business ...................   38
     SECTION 4.02.   No Solicitation .......................   43

                                                   Contents, p. 2

                             ARTICLE V

                       Additional Agreements

     SECTION 5.01.   Preparation of Form S-4 and the
                       Joint Proxy Statement;
                       Stockholders Meetings ...............   45
     SECTION 5.02.   Letter of the Company's Accountants ...   46
     SECTION 5.03.   Letter of Parent's Accountants ........   47
     SECTION 5.04.   Access to Information;
                       Confidentiality .....................   47
     SECTION 5.05.   Best Efforts; Notification ............   48
     SECTION 5.06.   Stock Options .........................   49
     SECTION 5.07.   Benefit Plans .........................   51
     SECTION 5.08.   Indemnification and Insurance .........   51
     SECTION 5.09.   Fees and Expenses .....................   52
     SECTION 5.10.   Public Announcements ..................   53
     SECTION 5.11.   Affiliates and Certain Stockholders ...   53
     SECTION 5.12.   National Market System Trading ........   54
     SECTION 5.13.   Stockholder Litigation ................   54
     SECTION 5.14.   Tax Represenation Letters of the
                       Company and Parent ..................   54
     SECTION 5.15.   Directorship ..........................   55
     SECTION 5.16.   Employment Agreements .................   55


                            ARTICLE VI

                       Conditions Precedent

     SECTION 6.01.   Conditions to Each Party's Obligation
                       To Effect the Merger ................   55
     SECTION 6.02.   Conditions to Obligations of Parent
                       and Sub .............................   56
     SECTION 6.03.   Conditions to Obligation of the
                       Company .............................   59
     SECTION 6.04.   Frustration of Closing Conditions .....   61


                            ARTICLE VII

                 Termination, Amendment and Waiver

     SECTION 7.01.   Termination ...........................   61
     SECTION 7.02.   Effect of Termination .................   62
     SECTION 7.03.   Amendment .............................   63
     SECTION 7.04.   Extension; Waiver .....................   63
     SECTION 7.05.   Procedure for Termination, Amendment,
                       Extension or Waiver .................   63

                                                   Contents, p. 3

                           ARTICLE VIII

                        General Provisions

     SECTION 8.01.   Nonsurvival of Representations and
                       Warranties ..........................   64
     SECTION 8.02.   Notices ...............................   64
     SECTION 8.03.   Definitions ...........................   65
     SECTION 8.04.   Interpretation ........................   66
     SECTION 8.05.   Counterparts ..........................   66
     SECTION 8.06.   Entire Agreement; No Third-Party
                       Beneficiaries .......................   67
     SECTION 8.07.   Governing Law .........................   67
     SECTION 8.08.   Assignment ............................   67
     SECTION 8.09.   Enforcement ...........................   67


     EXHIBIT A    - Form of Initial Press Release
     EXHIBIT B    - Form of Company Affiliate Letter
     EXHIBIT C    - Form of Company Significant Stockholder
                      Letter
     EXHIBIT D    - Form of Company Tax Representation Letter
     EXHIBIT E    - Form of Parent Tax Representation Letter
     EXHIBIT F-1 - Form of Employment Agreement with Edward Ray EXHIBIT F-2 - Form of Employment Agreement with Michael J.
                      Wassil
     EXHIBIT F-3  - Form of Employment Agreement with Patrick J.
                      Faivre
     EXHIBIT G    - Form of Representation Agreement
     EXHIBIT H    - Form of Amendment to the Company's
                      Convertible Note Documents



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


                                                   CONFORMED COPY


                    AGREEMENT AND PLAN OF MERGER dated as of
                  February 10, 1994, among ADVANCED TECHNOLOGY
                  LABORATORIES, INC., a Delaware corporation
                  ("Parent"), ATL SUB ACQUISITION CORP., a
                  Delaware corporation ("Sub"), and a wholly owned subsidiary of Parent, and INTERSPEC, INC., a Pennsylvania corporation (the "Company").


               WHEREAS the respective Boards of Directors of Parent, Sub and the Company have approved the merger of Sub into the Company (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of common stock, par value $.001 per share, of the Company ("Company Common Stock"), other than shares owned directly or indirectly by Parent or the Company and Dissenting Shares (as defined in Section 2.01(d)), will be converted into the right to receive common stock, par value $.01 per share, of Parent ("Parent Common Stock");

               WHEREAS the Merger requires the approval of a majority of votes cast by the holders of shares of the Company Common Stock entitled to vote thereon at the meeting of holders of Company Common Stock to be called therefor (the "Company Stockholder Approval");

               WHEREAS each of (x) the issuance of shares of Parent Common Stock in the Merger and (y) the Stock Plan Amendment (as defined in Section 5.01(b)) requires the approval by an affirmative vote of the holders of a majority of the shares of the Parent Common Stock present, or represented, and entitled to vote thereon at the meeting of holders of Parent Common Stock to be called therefor (the "Parent Stockholder Approval");

               WHEREAS Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and

               WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Internal
     Revenue Code of 1986, as amended (the "Code");

               NOW, THEREFORE, in consideration of the
     representations, warranties, covenants and agreements contained in this Agreement and intending to be legally bound hereby, the parties agree as follows:


                               ARTICLE I

                              The Merger

               SECTION 1.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Pennsylvania Business Corporation Law of 1988 (the "PBCL") and the Delaware General Corporation Law (the "DGCL"), Sub shall be merged with and into the Company at the Effective Time of the Merger (as defined in Section 1.03). Following the Effective Time of the Merger, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Sub in accordance with the PBCL and the DGCL.

               SECTION 1.02. Closing. The closing of the Merger (the "Closing") will take place at 10:00 a.m. on a date to be specified by the parties (the "Closing Date"), which (subject to satisfaction or waiver of the conditions set forth in Sections 6.02 and 6.03) shall be no earlier than May 3, 1994, and no later than the second business day after satisfaction of the conditions set forth in Section 6.01, at the offices of Cravath, Swaine & Moore, Worldwide Plaza,
     825 Eighth Avenue, New York, New York 10019, unless another date or place is agreed to in writing by the parties hereto.

               SECTION 1.03. Effective Time. Subject to the provisions of this Agreement, as soon as practicable following the satisfaction or waiver of the conditions set forth in Article VI, the parties shall file a certificate of merger, articles of merger or other appropriate documents (in any such case, the "Certificate of Merger") executed in accordance with the relevant provisions of the PBCL and the DGCL and shall make all other filings or recordings required under the PBCL and the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the Commonwealth of Pennsylvania and the State of Delaware, or at such other time as Sub and the Company shall agree should be specified in the Certificate of Merger (the time the Merger becomes effective being hereinafter referred to as the "Effective Time of the Merger").

               SECTION 1.04.  Effects of the Merger.  The Merger
     shall have the effects set forth in Section 1929 of the PBCL and Section 259 of the DGCL.

               SECTION 1.05.  Articles of Incorporation and
     By-laws. (a) The articles of incorporation of the Company, as in effect immediately prior to the Effective Time of the Merger, shall be amended as of the Effective Time of the Merger so that Article 5 of such articles of incorporation reads in its entirety as follows: "The total number of shares of all classes of stock which the corporation shall have authority to issue is 100 shares of Common Stock, par value $1.00 per share." and, as so amended, such articles of incorporation shall be the articles of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

               (b) The by-laws of the Company as in effect at the Effective Time of the Merger shall be the by-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

               SECTION 1.06.  Directors.  The directors of Sub at
     the Effective Time of the Merger shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

               SECTION 1.07. Officers. The officers of the Company at the Effective Time of the Merger shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.


                              ARTICLE II

           Effect of the Merger on the Capital Stock of the Constituent Corporations; Exchange of Certificates

               SECTION 2.01. Effect on Capital Stock. As of the Effective Time of the Merger, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of
     Sub:

               (a)  Capital Stock of Sub.  Each issued and
          outstanding share of capital stock of Sub shall be converted into and become one fully paid and nonassessable share of Common Stock, par value $1.00 per share, of the Surviving Corporation.

               (b) Cancellation of Treasury Stock and Parent-Owned Stock. Each share of Company Common Stock that is owned by the Company or by any subsidiary (as defined in Section 8.03) of the Company and each share of Company Common Stock that is owned by Parent, Sub or any other subsidiary of Parent shall automatically be cancelled and retired and shall cease to exist, and no Parent Common Stock or other consideration shall be delivered in exchange therefor.

               (c) Conversion of Company Common Stock. Subject to Section 2.02(e), each issued and outstanding share of Company Common Stock (other than shares to be cancelled in accordance with Section 2.01(b)) shall be converted into the right to receive 0.3835 of a fully paid and nonassessable share of Parent Common Stock (the "Exchange Ratio"). Pursuant to the Rights Agreement (as defined in Section 3.02(b)), one Right (as defined in the Rights Agreement) will be attached to each share of Parent Common Stock issued in connection with the Merger upon conversion of Company Common Stock. As of the Effective Time of the Merger, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the shares of Parent Common Stock and any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor upon surrender of such certificate in accordance with Section 2.02, without interest.

               (d) Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock outstanding immediately prior to the Effective Time of the Merger held by a holder (if any)


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                                                                5

          who is entitled to demand, and who properly demands, appraisal for such shares in accordance with
          Section 1571 of the PBCL ("Dissenting Shares") shall not be converted into a right to receive Parent Common Stock and any cash in lieu of fractional shares of Parent Common Stock unless such holder fails to perfect or otherwise loses such holder's right to appraisal, if any. If, after the Effective Time of the Merger, such holder fails to perfect or loses any such right to appraisal, such shares shall be treated as if they had been converted as of the Effective Time of the Merger into the right to receive Parent Common Stock pursuant to Section 2.01(c) and the cash in lieu of fractional shares of Parent Common Stock specified in
          Section 2.02(e). The Company shall give prompt notice to Parent of any demands received by the Company for appraisal of shares of Company Common Stock, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.

               SECTION 2.02.  Exchange of Certificates.
     (a) Exchange Agent. As of the Effective Time of the Merger, Parent shall deposit with First Chicago Trust Company of New York or such other bank or trust company as may be designated by Parent (the "Exchange Agent"), for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article II, through the Exchange Agent, certificates representing the shares of Parent Common Stock (such shares of Parent Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund") issuable pursuant to Section 2.01 in exchange for outstanding shares of Company Common Stock.

               (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time of the Merger, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time of the Merger represented outstanding shares of Company Common Stock (the "Certificates") whose shares were converted into the right to receive shares of Parent Common Stock pursuant to Section 2.01, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates


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                                                                6

     shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and
     (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Parent Common Stock which such holder has the right to receive pursuant to the provisions of this Article II and cash in lieu of fractional shares of Parent Common Stock as contemplated by this Section 2.02, and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock may be issued to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the issuance of shares of Parent Common Stock to a person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at any time after the Effective Time of the Merger to represent only the right to receive upon such surrender the certificate representing shares of Parent Common Stock and cash in lieu of any fractional shares of Parent Common Stock as contemplated by this Section 2.02. No interest will be paid or will accrue on any cash payable in lieu of any fractional shares of Parent Common Stock.

               (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time of the Merger shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.02(e), in each case until the surrender of such Certificate in accordance with this


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                                                                7

     Article II. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the certificate representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.02(e) and the amount of dividends or other distributions with a record date after the Effective Time of the Merger theretofore paid with respect to such whole shares of Parent Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time of the Merger but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock.

               (d) No Further Ownership Rights in Company Common Stock. All shares of Parent Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms of this Article II (including any cash paid pursuant to Section 2.02(c) or 2.02(e)) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such Certificates, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time of the Merger which may have been declared or made by the Company on such shares of Company Common Stock in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time of the Merger, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time of the Merger. If, after the Effective Time of the Merger, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article II, except as otherwise provided by law.

               (e) No Fractional Shares. (i) No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Parent.



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                                                                8

               (ii) As promptly as practicable following the Effective Time of the Merger, the Exchange Agent shall determine the excess of (x) the number of shares of Parent Common Stock delivered to the Exchange Agent by Parent pursuant to Section 2.02(a) over (y) the aggregate number of whole shares of Parent Common Stock to be distributed to holders of the Certificates pursuant to Section 2.02(b) (such excess being hereinafter referred to as the "Excess Shares"). As soon after the Effective Time of the Merger as practicable, the Exchange Agent, as agent for the holders of the Certificates, shall sell the Excess Shares at then prevailing prices on the National Association of Securities Dealers, Inc. Automated Quotations National Market System ("NASDAQ/NMS"), all in the manner provided in paragraph (iii) of this Section 2.02(e).

               (iii)  The sale of the Excess Shares by the
     Exchange Agent shall be executed on the NASDAQ/NMS through one or more member firms of the National Association of Securities Dealers, Inc. and shall be executed in round lots to the extent practicable. Until the net proceeds of such sale or sales have been distributed to the holders of the Certificates, the Exchange Agent will hold such proceeds in trust for the holders of the Certificates (the "Common Shares Trust"). Parent shall pay all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent, incurred in connection with such sale of the Excess Shares. The Exchange Agent shall determine the portion of the Common Shares Trust to which each holder of a Certificate shall be entitled, if any, by multiplying the amount of the aggregate net proceeds comprising the Common Shares Trust by a fraction, the numerator of which is the amount of the fractional share interest to which such holder of a Certificate is entitled and the denominator of which is the aggregate amount of fractional share interests to which all holders of the Certificates are entitled.

               (iv)  As soon as practicable after the
     determination of the amount of cash, if any, to be paid to holders of the Certificates in lieu of any fractional share interests, the Exchange Agent shall make available such amounts, without interest, to such holders of the Certificates.

               (f)  Termination of Exchange Fund and Common
     Shares Trust.  Any portion of the Exchange Fund and Common
     Shares Trust which remains undistributed to the holders of


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                                                                9

     the Certificates for six months after the Effective Time of the Merger shall be delivered to Parent, upon demand, and any holders of the Certificates who have not theretofore complied with this Article II shall thereafter look only to Parent for payment of their claim for Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to Parent Common Stock.

               (g)  No Liability.  None of Parent, Sub, the
     Company or the Exchange Agent shall be liable to any person in respect of any shares of Parent Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund or the Common Shares Trust delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to seven years after the Effective Time of the Merger (or immediately prior to such earlier date on which any shares of Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock or any dividends or distributions with respect to Parent Common Stock in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 3.01(d)), any such shares, cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

               (h) Investment of Exchange Fund and Common Shares Trust. The Exchange Agent shall invest any cash included in the Exchange Fund and the Common Shares Trust, as directed by Parent, on a daily basis. Any interest and other income resulting from such investments shall be paid to Parent.


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                                                               10

                              ARTICLE III

                    Representations and Warranties

               SECTION 3.01. Representations and Warranties of the Company. Except as set forth on the Disclosure Schedule delivered by the Company to Parent prior to the execution of this Agreement (the "Company Disclosure Schedule"), the Company represents and warrants to Parent and Sub as follows:

               (a) Organization, Standing and Corporate Power. Each of the Company and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to carry on its business as now being conducted. Each of the Company and each of its subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed individually or in the aggregate would not have a material adverse effect on the Company. The Company has delivered to Parent complete and correct copies of its articles of incorporation and by-laws and the certificates of incorporation and by-laws of its subsidiaries, in each case as amended to the date hereof.

               (b) Subsidiaries. Exhibit 22 to the Company's Form 10-K for the fiscal year ended November 30, 1992, lists each subsidiary of the Company. All the outstanding shares of capital stock of each such subsidiary have been validly issued and are fully paid and nonassessable and are owned by the Company, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens"). Except for the capital stock of its subsidiaries, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, joint venture or other entity.

               (c) Capital Structure. The authorized capital stock of the Company consists of 10,000,000 shares of

          Company Common Stock and 400,000 shares of preferred stock, par value $.01 per share. At the close of business on February 8, 1994, (i) 6,274,877 shares of Company Common Stock and no shares of preferred stock were issued and outstanding, (ii) 10,390 shares of Company Common Stock were held by the Company in its treasury, (iii) 580,168 shares of Company Common Stock were reserved for issuance pursuant to the Stock Plans (as defined in Section 5.06) and (iv) 928,571 shares of Company Common Stock were reserved for issuance upon conversion of the Company's 11% Convertible Subordinated Notes (the "Convertible Notes"). At the close of business on February 8, 1994, there was $6,500,000 aggregate principal amount outstanding of the Convertible Notes, which are convertible into shares of Company Common Stock at the option of the holder thereof at an exchange price of $7 per share of Company Common Stock. Except as set forth above, at the close of business on February 8, 1994, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. All outstanding shares of capital stock of the Company are, and all shares which may be issued pursuant to the Stock Plans will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or, except for the Convertible Notes, convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Except as set forth above, as of the date hereof, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its subsidiaries is a party or by which any of them is bound obligating the Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or of any of its subsidiaries or obligating the Company or any of its subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. As of the date of this Agreement, there are not any outstanding contractual obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the


                             Page 19 of 90

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                                                               12

          Company or any of its subsidiaries. There are not any outstanding contractual obligations of the Company to vote or to dispose of any shares of the capital stock of any of its subsidiaries.

               (d) Authority; Noncontravention. The Company has the requisite corporate power and authority to enter into this Agreement and, subject to the Company Stockholder Approval with respect to the Merger, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of the Merger, to the Company Stockholder Approval. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its subsidiaries under, (i) the articles of incorporation or by-laws of the Company or the comparable charter or organizational documents of any of its subsidiaries,
          (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to the Company or any of its subsidiaries or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its subsidiaries or their respective properties or assets, other than, in the case of clause (ii), any such conflicts, violations, defaults, rights or Liens that individually or in the aggregate would not (x) have a material adverse effect on the Company, (y) impair the ability of the Company to perform its obligations under this


                             Page 20 of 90

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                                                               13

          Agreement or (z) prevent the consummation of any of the transactions contemplated by this Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, any Federal, state, local or foreign government or any court, administrative agency or commission or other governmental authority or agency, domestic or foreign (a "Governmental Entity"), is required by or with respect to the Company or any of its subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except for (1) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), (2) the filing with the Securities and Exchange Commission (the "SEC") of (A) a proxy statement relating to the Company Stockholder Approval (such proxy statement, together with the proxy statement relating to the Parent Stockholder Approval, in each case as amended or supplemented from time to time, the "Joint Proxy Statement"), and (B) such reports under Section 13(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (3) the filing of the Certificate of Merger with the Secretary of State of the Commonwealth of Pennsylvania and the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (4) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the laws of any foreign country in which the Company, Parent or any of their respective subsidiaries conducts any business or owns any property or assets or (5) such other consents, approvals, orders, authorizations, registrations, declarations and filings as would not individually or in the aggregate (A) have a material adverse effect on the Company, (B) impair the ability of the Company to perform its obligations under this Agreement or (C) prevent the consummation of any of the transactions contemplated by this Agreement.

               (e) SEC Documents; Undisclosed Liabilities. The Company has filed all required reports, schedules, forms, statements and other documents with the SEC since December 1, 1992 (the "SEC Documents"). As of


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                                                               14

          their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any SEC Document has been revised or superseded by a later Filed SEC Document (as defined in Section 3.01(g)), none of the SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows (or changes in financial position prior to the approval of Financial Accounting Standards Board Statement of Financial Accounting Standards No. 95) for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Other than with respect to ERISA (as defined in Section 3.01(j) below) and tax matters, which are addressed by Sections 3.01(j) and 3.01(k), respectively, except as set forth in the Filed SEC Documents, neither the Company nor any of its subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise and whether or not required by generally accepted accounting principles to be recognized or disclosed on a consolidated balance sheet of the


                             Page 22 of 90

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                                                               15

          Company and its consolidated subsidiaries or in the notes thereto) which individually or in the aggregate could reasonably be expected to have a material adverse effect on the Company.

               (f)  Information Supplied.  None of the
          information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of Parent Common Stock in the Merger (the "Form S-4") will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Joint Proxy Statement will, at the date it is first mailed to the Company's stockholders or at the time of the Stockholders Meeting (as defined in Section 5.01(b)), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Sub specifically for inclusion or incorporation by reference in the Joint Proxy Statement.

               (g) Absence of Certain Changes or Events. Except as disclosed on the Company Disclosure Schedule or in the SEC Documents filed and publicly available prior to the date of this Agreement (the "Filed SEC Documents"), since the date of the most recent audited financial statements included in the Filed SEC Documents, the Company has conducted its business only in the ordinary course, and there has not been (i) any material adverse change in the Company, (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company's capital stock, (iii) any split, combination or reclassification of any of its capital


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                                                               16

          stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock,
          (iv) (x) any granting by the Company or any of its subsidiaries to any executive officer or other employee of the Company or any of its subsidiaries of any increase in compensation, except in the ordinary course of business consistent with prior practice or as was required under employment agreements in effect as of the date of the most recent audited financial statements included in the Filed SEC Documents, (y) any granting by the Company or any of its subsidiaries to any such executive officer of any increase in severance or termination pay, except as was required under any employment, severance or termination agreements in effect as of the date of the most recent audited financial statements included in the Filed SEC Documents or (z) any entry by the Company or any of its subsidiaries into any employment, severance or termination agreement with any such executive officer,
          (v) any damage, destruction or loss, whether or not covered by insurance, that has or could reasonably be expected to have a material adverse effect on the Company or (vi) any change in accounting methods, principles or practices by the Company materially affecting its assets, liabilities or business, except insofar as may have been required by a change in generally accepted accounting principles.

               (h) Litigation. Except as disclosed in the Filed SEC Documents, there is no suit, action or proceeding pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its subsidiaries (and the Company is not aware of any basis for any such suit, action or proceeding) that individually or in the aggregate could reasonably be expected to (i) have a material adverse effect on the Company, (ii) impair the ability of the Company to perform its obligations under this Agreement or
          (iii) prevent the consummation of any of the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any of its subsidiaries having, or which is reasonably likely to have, any effect referred to in clause (i), (ii) or (iii) above.

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                                                               17

               (i) Absence of Changes in Benefit Plans. Except as disclosed in the Filed SEC Documents, since the date of the most recent audited financial statements included in the Filed SEC Documents, there has not been any adoption or amendment in any material respect by the Company or any of its subsidiaries of any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of the Company or any of its subsidiaries. Except as disclosed in the Filed SEC Documents, there exist no employment, consulting, severance, termination or indemnification agreements, arrangements or understandings between the Company or any of its subsidiaries and any current or former employee, officer or director of the Company or any of its subsidiaries.

               (j)  ERISA Compliance.  (i)  The Company
          Disclosure Schedule contains a list and brief description of each "employee pension benefit plan" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), each "employee welfare benefit plan" (as defined in Section 3(1) of ERISA) (sometimes referred to herein as a "Welfare Plan"), each stock option, stock purchase, deferred compensation plan or arrangement and each other employee fringe benefit plan or arrangement maintained, contributed to or required to be maintained or contributed to by the Company, any of its subsidiaries or any other person or entity that, together with the Company, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (each, a "Commonly Controlled Entity") for the benefit of any current or former employees, officers, directors or independent contractors of the Company or any of its subsidiaries (collectively, "Benefit Plans"). The Company has delivered to Parent true, complete and correct copies of (w) each Benefit Plan (or, in the case of any unwritten Benefit Plans, descriptions thereof), (x) the most recent annual report on Form 5500 filed with the Internal Revenue Service with respect to each Benefit Plan (if any such report was required), (y) the most recent summary plan

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                                                               18

          description for each Benefit Plan for which such summary plan description is required and (z) each currently effective trust agreement and insurance or group annuity contract relating to any Benefit Plan.

              (ii) Each Benefit Plan has been administered in all material respects in accordance with its terms.
          The Company, its subsidiaries and all the Benefit Plans are in compliance in all material respects with the applicable provisions of ERISA and the Code. All reports, returns and similar documents with respect to the Benefit Plans required to be filed with any governmental agency or distributed to any Benefit Plan participant have been duly and timely filed or distributed. To the knowledge of the Company, there are no investigations by any governmental agency, termination proceedings or other claims (except claims for benefits payable in the normal operation of the Benefit Plans), suits or proceedings against or involving any Benefit Plan or asserting any rights or claims to benefits under any Benefit Plan that could give rise to any material liability, and, to the knowledge of the Company, there are not any facts that could give rise to any material liability in the event of any such investigation, claim, suit or proceeding.

             (iii) (1) All contributions to, and payments from, the Benefit Plans that may have been required to be made in accordance with the terms of the Benefit Plans, any applicable collective bargaining agreement and, when applicable, Section 302 of ERISA or Section 412 of the Code, have been timely made, (2) there has been no application for or waiver of the minimum funding standards imposed by Section 412 of the Code with respect to any Benefit Plan that is an "employee pension benefit plan" (as defined in Section 3(2) of ERISA) (sometimes referred to herein as a "Pension Plan") and (3) no Pension Plan had an "accumulated funding deficiency" within the meaning of Section 412(a) of the Code as of the end of the most recently completed plan year.

              (iv) Each Pension Plan has been the subject of a determination letter from the Internal Revenue Service to the effect that such Pension Plan is qualified and exempt from Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code; no such determination letter has been revoked, and, to the

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                                                               19

          knowledge of the Company, revocation has not been threatened; and such Pension Plan has not been amended since the effective date of its most recent determination letter in any respect that would adversely affect its qualification, materially increase its costs or require security under Section 307 of ERISA. The Company has delivered to Parent a copy of the most recent determination letter received with respect to each Pension Plan for which such a letter has been issued, as well as a copy of any pending application for a determination letter. The Company has also provided to Parent a list of all Pension Plan amendments as to which a favorable determination letter has not yet been received. To the knowledge of the Company, no event has occurred that could subject any Pension Plan to tax under Section 511 of the Code.

               (v)  To the knowledge of the Company, (1) no
          "prohibited transaction" (as defined in Section 4975 of the Code or Section 406 of ERISA) has occurred that involves the assets of any Benefit Plan; (2) no prohibited transaction has occurred that could subject the Company, any of its subsidiaries, any employee of the Company or its subsidiaries or, to the knowledge of the Company, a trustee, administrator or other fiduciary of any trust created under any Benefit Plan to the tax or penalty on prohibited transactions imposed by Section 4975 of the Code or the sanctions imposed under Title I of ERISA; (3) no Pension Plan has been terminated or has been the subject of a "reportable event" (as defined in Section 4043 of ERISA and the regulations thereunder); and (4) none of the Company or any trustee, administrator or other fiduciary of any Benefit Plan or any agent of any of the foregoing has engaged in any transaction or acted in a manner that could, or failed to act so as to, subject the Company or any trustee, administrator or other fiduciary to any liability for breach of fiduciary duty under ERISA or any other applicable law.

              (vi) As of the most recent valuation date for each Pension Plan that is a "defined benefit pension plan" (as defined in Section 3(35) of ERISA) (a "Defined Benefit Plan"), there was not any amount of "unfunded benefit liabilities" (as defined in Section 4001(a)(18) of ERISA) under such Defined Benefit Plan, and the Company is not aware of any facts or circumstances that would materially change the funded status of any such


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                                                               20

          Defined Benefit Plan. The Company has furnished to Parent the most recent actuarial report or valuation with respect to each Defined Benefit Plan. The information supplied to the actuary by the Company and any of its subsidiaries for use in preparing those reports or valuations was complete and accurate in all material respects and the Company has no reason to believe that the conclusions expressed in those reports or valuations are incorrect.

             (vii) No Commonly Controlled Entity has incurred any liability to an "employee pension benefit plan" (as defined in Section 3(2) of ERISA) (other than for contributions not yet due) or to the Pension Benefit Guaranty Corporation (other than for the payment of premiums not yet due), which liability has not been fully paid as of the date hereof.

            (viii) No Commonly Controlled Entity has (a) engaged in a transaction described in Section 4069 of ERISA that could subject the Company to liability at any time after the date hereof or (b) acted in a manner that could, or failed to act so as to, result in fines, penalties, taxes or related charges under
          (x) Section 502(c)(i) or (l) of ERISA, (y) Section 4071 of ERISA or (z) Chapter 43 of the Code.

              (ix) No Commonly Controlled Entity is required to contribute to any "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) or has withdrawn from any multiemployer plan where such withdrawal has resulted or would result in any "withdrawal liability" (as defined in Section 4201 of ERISA) that has not been fully paid.

               (x) The list of Welfare Plans on the Company Disclosure Schedule discloses whether each Welfare Plan is (i) unfunded, (ii) funded through a "welfare benefit fund", as such term is defined in Section 419(e) of the Code, or other funding mechanism or (iii) insured.
          Each such Welfare Plan may be amended or terminated without material liability to the Company at any time after the Effective Time of the Merger. The Company and its subsidiaries comply in all material respects with the applicable requirements of Section 4980B(f) of the Code with respect to each Benefit Plan that is a group health plan, as such term is defined in Section 5000(b)(1) of the Code.

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                                                               21

             (xi) Except as disclosed on the Company Disclosure Schedule, no employee of the Company will be entitled to any additional benefits or any acceleration of the time of payment or vesting of any benefits under any Benefit Plan as a result of the transactions contemplated by this Agreement.

               (k) Taxes. (i) Each of the Company and its subsidiaries has filed all tax returns and reports required to be filed by it or requests for extensions to file such returns or reports have been timely filed, granted and have not expired, except to the extent that such failures to file or to have extensions granted that remain in effect individually and in the aggregate would not have a material adverse effect on the Company. All returns filed by the Company and each of its subsidiaries are complete and accurate in all material respects to the knowledge of the Company. The Company and each of its subsidiaries has paid (or the Company has paid on its behalf) all taxes shown as due on such returns, and the most recent financial statements contained in the Filed SEC Documents reflect an adequate reserve for all taxes payable by the Company and its subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements.

             (ii) No deficiencies for any taxes have been proposed, asserted or assessed against the Company or any of its subsidiaries that are not adequately reserved for, except for deficiencies that individually or in the aggregate would not have a material adverse effect on the Company, and no requests for waivers of the time to assess any such taxes have been granted or are pending. None of the Federal income tax returns of the Company and each of its subsidiaries consolidated in such returns have been examined by and settled with the United States Internal Revenue Service. The statute of limitations on assessment or collection of any taxes due from the Company or any of its subsidiaries has expired for all taxable years of the Company or any of its subsidiaries through November 30, 1989.

            (iii)  Neither the Company nor any of its
          subsidiaries has taken any action or has any knowledge of any fact or circumstance that is reasonably likely to prevent the transactions contemplated hereby,

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                                                               22

          including the Merger, from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

              (iv) No real estate transfer tax or real estate gains tax will be imposed by the Commonwealth of Pennsylvania or any political subdivision thereof as a consequence of the Merger or any other transaction contemplated by this Agreement.

               (v) As used in this Agreement, "taxes" shall include all Federal, state, local and foreign income, property, sales, excise and other taxes, tariffs or governmental charges of any nature whatsoever.

               (l) No Excess Parachute Payments; Section 162(m) of the Code. (i) Any amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of the Company or any of its affiliates who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Benefit Plan currently in effect would not be characterized as an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Code).

               (ii)  The disallowance of a deduction under
          Section 162(m) of the Code for employee renumeration will not apply to any amount paid or payable by the Company or any subsidiary of the Company under any contract, plan, program, arrangement or understanding.

               (m) Voting Requirements. The affirmative vote of a majority of the votes cast by the holders of the shares of Company Common Stock entitled to vote thereon at the Stockholders Meeting with respect to the approval of the Merger is the only vote of the holders of any class or series of the Company's capital stock necessary to approve this Agreement and the transactions contemplated by this Agreement.

               (n)  State Takeover Statutes.  The Board of
          Directors of the Company has approved the execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated by this

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                                                               23

          Agreement, and such approval is sufficient to render inapplicable to this Agreement, the Merger and the other transactions contemplated by this Agreement the provisions of Subchapter F of the PBCL. To the best of the Company's knowledge, no other state takeover statute or similar statute or regulation applies or purports to apply to the Merger, this Agreement or any of the transactions contemplated by this Agreement and no provision of the articles of incorporation, by-laws or other governing instruments of the Company or any of its subsidiaries would, directly or indirectly, restrict or impair the ability of Parent to vote, or otherwise to exercise the rights of a stockholder with respect to, shares of the Company and its subsidiaries that may be acquired or controlled by Parent.

               (o)  Labor Matters.  There are no collective
          bargaining or other labor union agreements to which the Company or any of its subsidiaries is a party or by which any of them is bound. To the best knowledge of the Company, since December 1, 1992, neither the Company nor any of its subsidiaries has encountered any labor union organizing activity, or had any actual or threatened employee strikes, work stoppages, slowdowns or lockouts.

               (p) Brokers; Schedule of Fees and Expenses. No broker, investment banker, financial advisor or other person, other than Merrill Lynch & Co. ("Merrill Lynch"), the fees and expenses of which will be paid by the Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The estimated fees and expenses incurred and to be incurred by the Company in connection with this Agreement and the transactions contemplated by this Agreement (including the fees of the Company's legal counsel) are set forth on the Company Disclosure Schedule.

               (q) Opinion of Financial Advisor. The Company has received the oral opinion of Merrill Lynch to the effect that, based upon and subject to assumptions made by Merrill Lynch in rendering such opinion and based upon such other matters as they consider relevant, as of the date of this Agreement, the Exchange Ratio is



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                                                               24

          fair to the Company's stockholders from a financial point of view.

               (r)  [Intentionally omitted]

               (s) Compliance with Applicable Laws. (i) Each of the Company and its subsidiaries has in effect all Federal, state, local and foreign governmental approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights ("Permits") necessary for it to own, lease or operate its properties and assets and to carry on its business as now conducted, and there has occurred no default under any such Permit, except for the lack of Permits and for defaults under Permits which lack or default individually or in the aggregate would not have a material adverse effect on the Company. Except as disclosed in the Filed SEC Documents, the Company and its subsidiaries are in compliance with all applicable statutes, laws, ordinances, rules, orders and regulations of any Governmental Entity, except for possible noncompliance which individually or in the aggregate would not have a material adverse effect on the Company.

               (ii) To the best of the Company's knowledge, each of the Company and its subsidiaries is, and has been, and each of the Company's former subsidiaries, while subsidiaries of the Company, was in compliance with all applicable Environmental Laws, except for possible noncompliance which individually or in the aggregate would not have a material adverse effect on the Company. The term "Environmental Laws" means any Federal, state, local or foreign statute, code, ordinance, rule, regulation, policy, guideline, permit, consent, approval, license, judgment, order, writ, decree, directive, injunction or other authorization, including the requirement to register underground storage tanks, relating to: (A) emissions, discharges, Releases (as defined below) or threatened Releases of Hazardous Material (as defined below) into the environment, including into ambient air, soil, sediments, land surface or subsurface, buildings or facilities, surface water, groundwater, publicly-owned treatment works, septic systems or land; (B) the generation, treatment, storage, disposal, use, handling, manufacturing, transportation or shipment of

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                                                               25

          Hazardous Material; or (C) pollution of the environment or the protection of human health or safety.

              (iii) During the period of ownership or operation by the Company and its subsidiaries of any of their respective current or previously-owned properties, there have been no Releases of Hazardous Material in, on, under or affecting such properties or, to the knowledge of the Company, any surrounding site, except in each case for those which individually or in the aggregate would not have a material adverse effect on the Company. Prior to the period of ownership or operation by the Company and its subsidiaries of any of their respective current or previously-owned properties, to the knowledge of the Company, no Hazardous Material was generated, treated, stored, disposed of, used, handled or manufactured at, or transported, shipped or disposed of from, such current or previously-owned properties, and there were no Releases of Hazardous Material in, on, under or affecting any such property or any surrounding site, except in each case for those which individually or in the aggregate would not have a material adverse effect on the Company. The term "Release" has the meaning set forth in 42 U.S.C. Section 9601(22). The term "Hazardous Material" means (1) hazardous materials, pollutants, contaminants, constituents, medical wastes, hazardous or infectious wastes and hazardous substances as those terms are defined in the following statutes and their implementing regulations: the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., the Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act, 42 U.S.C. Section 9601 et seq., the Occupational Safety and Health Act, 29 U.S.C.
          Section 651 et seq., the Clean Water Act, 33 U.S.C.
          Section 1251 et seq., the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq. and the Clean Air Act, 42 U.S.C. Section 7401 et seq., (2) petroleum, including crude oil and any fractions thereof,
          (3) natural gas, synthetic gas and any mixtures thereof, (4) asbestos and/or asbestos-containing material and (5) PCBs, or materials or fluids containing PCBs.

               (t) Contracts; Debt Instruments. (i) Except as disclosed in the Filed SEC Documents or on the Company
          Disclosure Schedule, there are no contracts or

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                                                               26

          agreements that are material to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of the Company and its subsidiaries taken as a whole. Neither the Company nor any of its subsidiaries is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or any other contract, agreement, arrangement or understanding to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that individually or in the aggregate would not have a material adverse effect on the Company.

              (ii) Set forth on the Company Disclosure Schedule is (x) a list of all loan or credit agreements, notes, bonds, mortgages, indentures and other agreements and instruments pursuant to which any indebtedness of the Company or any of its subsidiaries in an aggregate principal amount in excess of $25,000 is outstanding or may be incurred and (y) the respective principal amounts currently outstanding thereunder. For purposes of this Agreement, "indebtedness" shall mean, with respect to any person, without duplication, (A) all obligations of such person for borrowed money, or with respect to deposits or advances of any kind to such person, (B) all obligations of such person evidenced by bonds, debentures, notes or similar instruments,
          (C) all obligations of such person upon which interest charges are customarily paid, (D) all obligations of such person under conditional sale or other title retention agreements relating to property purchased by such person, (E) all obligations of such person issued or assumed as the deferred purchase price of property or services (excluding obligations of such person to creditors for raw materials, inventory, services and supplies incurred in the ordinary course of such person's business), (F) all capitalized lease obligations of such person, (G) all obligations of others secured by any lien on property or assets owned or acquired by such person, whether or not the obligations secured thereby have been assumed, (H) all obligations of such person under interest rate or currency hedging transactions (valued at the termination value thereof), (I) all letters of credit issued for the account of such person and (J) all

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                                                               27

          guarantees and arrangements having the economic effect of a guarantee of such person of any indebtedness of any other person.

               (u)  Title to Properties.  (i)  Each of the
          Company and each of its subsidiaries has good and marketable title to, or valid leasehold interests in, all its material properties and assets except for such as are no longer used or useful in the conduct of its businesses or as have been disposed of in the ordinary course of business and except for defects in title, easements, restrictive covenants and similar encumbrances or impediments that individually or in the aggregate would not materially interfere with its ability to conduct its business as currently conducted. All such material assets and properties, other than assets and properties in which the Company or any of its subsidiaries has leasehold interests, are free and clear of all Liens, except for Liens that individually or in the aggregate would not materially interfere with the ability of the Company and its subsidiaries to conduct business as currently conducted.

               (ii)  Each of the Company and each of its
          subsidiaries has complied in all material respects with the terms of all material leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect. Each of the Company and each of its subsidiaries enjoys peaceful and undisturbed possession under all such material leases.

               (v) Intellectual Property. To the best of the Company's knowledge, the Company and its subsidiaries own, or are validly licensed or otherwise have the right to use, all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, copyrights and other proprietary intellectual property rights and computer programs (collectively, "Intellectual Property Rights") which are material to the conduct of the business of the Company and its subsidiaries taken as a whole. The Company Disclosure Schedule sets forth a description of all Intellectual Property Rights which are material to the conduct of the business of the Company and its subsidiaries taken as a whole. Except as set forth on the Company Disclosure Schedule, no claims are pending or, to the knowledge of the Company, threatened that the Company or any of its subsidiaries

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                                                               28

          is infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property Right. To the knowledge of the Company, except as set forth on the Company Disclosure Schedule, no person is infringing the rights of the Company or any of its subsidiaries with respect to any Intellectual Property Right.

               SECTION 3.02. Representations and Warranties of Parent and Sub. Except as set forth on the Disclosure Schedule delivered by Parent to the Company prior to the execution of this Agreement (the "Parent Disclosure Schedule"), Parent and Sub represent and warrant to the Company as follows:

               (a) Organization, Standing and Corporate Power. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to carry on its business as now being conducted. Each of Parent and Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed individually or in the aggregate would not have a material adverse effect on Parent. Parent has delivered to the Company complete and correct copies of its certificate of incorporation and by-laws and the certificate of incorporation and by-laws of Sub, in each case as amended to the date hereof.

               (b) Capital Structure. The authorized capital stock of Parent consists of 50,000,000 shares of Parent Common Stock and 6,000,000 shares of preferred stock, par value $1 per share. At the close of business on February 8, 1994, (i) 10,491,489 shares of Parent Common Stock and no shares of preferred stock, par value $1 per share, were issued and outstanding,
          (ii) 760,457 shares of Parent Common Stock were held by Parent in its treasury, (iii) 1,601,983 shares of Parent Common Stock were reserved for issuance pursuant to the Company's 1986 Amended and Restated Option, Restricted Stock, Stock Appreciation Right and Performance Unit Plan, the Amended Westmark International Incorporated Incentive Savings and Stock

          Ownership Plan and Trust, the Amended and Restated Retirement Plan, the Management Incentive Compensation Plan, the 1992 Option, Stock Appreciation Right, Restricted Stock, Stock Grant and Performance Unit Plan (the "1992 Option Plan"), the Amended and Restated Nonofficer Employee Option, Restricted Stock and Stock Grant Plan, the 1992 Nonofficer Employee Stock Option Plan and the Stock Option Plan for Nonemployee Directors (the "Parent Stock Plans") and
          (iv) 500,000 shares of Series A Participating Cumulative Preferred Stock ("Parent Preferred Stock") (subject to increase and adjustment as set forth in the Rights Agreement and the Certificate of Designations attached as an exhibit thereto) were reserved for issuance in connection with the rights (the "Rights") to purchase shares of Parent Preferred Stock pursuant to the Amended and Restated Rights Agreement dated as of June 26, 1992, between Parent and First Chicago Trust Company of New York, as Rights Agent (the "Rights Agreement"). Except as set forth above, at the close of business on February 8, 1994, no shares of capital stock or other voting securities of Parent were issued, reserved for issuance or outstanding. All outstanding shares of capital stock of Parent are, and all shares which may be issued pursuant to this Agreement will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Parent may vote. Except as set forth above or as otherwise contemplated by this Agreement, as of the date of this Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Parent or any of its subsidiaries is a party or by which any of them is bound obligating Parent or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of Parent or obligating Parent or any of its subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. As of the date of this Agreement, there are no outstanding contractual obligations of Parent or any of its subsidiaries to repurchase, redeem or otherwise acquire

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                                                               30

          any shares of capital stock of Parent or any of its subsidiaries. As of the date of this Agreement, the authorized capital stock of Sub consists of 100 shares of common stock, par value $1.00 per share, all of which have been validly issued, are fully paid and nonassessable and are owned by Parent free and clear of any Lien.

               (c) Authority; Noncontravention. Parent and Sub have all requisite corporate power and authority to enter into this Agreement and, subject to the Parent Stockholder Approval with respect to the issuance of Parent Common Stock in the Merger and the Stock Plan Amendment, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Parent and Sub and the consummation by Parent and Sub of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Parent and Sub, subject, in the case of the issuance of Parent Common Stock in the Merger and the Stock Plan Amendment, to the Parent Stockholder Approval. This Agreement has been duly executed and delivered by Parent and Sub and constitutes a valid and binding obligation of each such party, enforceable against such party in accordance with its terms. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or any of its subsidiaries under, (i) the certificate of incorporation or by-laws of Parent or Sub or the comparable charter or organizational documents of any other subsidiary of Parent, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Parent, Sub or any other subsidiary of Parent or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent, Sub or any other subsidiary of Parent or

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                                                               31

          their respective properties or assets, other than, in the case of clause (ii), any such conflicts, violations, defaults, rights or Liens that individually or in the aggregate would not (x) have a material adverse effect on Parent, (y) impair the ability of Parent and Sub to perform their respective obligations under this Agreement or (z) prevent the consummation of any of the transactions contemplated by this Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent, Sub or any other subsidiary of Parent in connection with the execution and delivery of this Agreement or the consummation by Parent or Sub, as the case may be, of any of the transactions contemplated by this Agreement, except for (1) the filing of a premerger notification and report form under the HSR Act, (2) the filing with the SEC of the Form S-4, the Joint Proxy Statement relating to the Parent Stockholder Approval and such reports under
          Section 13(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (3) the filing of the Certificate of Merger with the Secretary of State of the Commonwealth of Pennsylvania and the State of Delaware and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business, (4) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the "takeover" or "blue sky" laws of various states or the laws of any foreign country in which the Company, Parent or any of their respective subsidiaries conducts any business or owns any property or assets and (5) such other consents, approvals, orders, authorizations, registrations, declarations and filings as would not individually or in the aggregate (A) have a material adverse effect on Parent, (B) impair the ability of Parent and Sub to perform their respective obligations under this Agreement or (C) prevent the consummation of any of the transactions contemplated by this Agreement.

               (d)  SEC Documents; Undisclosed Liabilities.
          Parent has filed all required reports, schedules, forms, statements and other documents with the SEC since January 1, 1993 (the "Parent SEC Documents"). As of their respective dates, the Parent SEC Documents complied in all material respects with the requirements

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                                                               32

          of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Documents, and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Parent SEC Document has been revised or superseded by a later Filed Parent SEC Document (as defined in Section 3.02(f)), none of the Parent SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Parent included in the Parent SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows (or changes in financial position prior to the approval of Financial Accounting Standards Board Statement of Financial Accounting Standards No. 95) for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Other than with respect to ERISA and tax matters, which are addressed by Sections 3.02(n) and 3.02(o), respectively, except as set forth in the Filed Parent SEC Documents, neither Parent nor any of its subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise and whether or not required by generally accepted accounting principles to be recognized or disclosed on a consolidated balance sheet of Parent and its consolidated subsidiaries or in the notes thereto) which individually or in the aggregate could reasonably be expected to have a material adverse effect on Parent.

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                                                               33

               (e)  Information Supplied.  None of the
          information supplied or to be supplied by Parent or Sub specifically for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Joint Proxy Statement will, at the date the Joint Proxy Statement is first mailed to Parent's stockholders or at the time of the Parent Stockholders Meeting (as defined in Section 5.01(b)), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form S-4 will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations promulgated thereunder and the Joint Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder, except that no representation or warranty is made by Parent or Sub with respect to statements made or incorporated by reference in either the Form S-4 or the Joint Proxy Statement based on information supplied by the Company specifically for inclusion or incorporation by reference therein.

               (f) Absence of Certain Changes or Events. Except as disclosed in the Parent SEC Documents filed and publicly available prior to the date of this Agreement (the "Filed Parent SEC Documents"), since the date of the most recent audited financial statements included in the Filed Parent SEC Documents, Parent has conducted its business only in the ordinary course, and there has not been (i) any material adverse change in Parent,
          (ii) any declaration, setting aside or payment of any dividend or distribution (whether in cash, stock or property) with respect to any of Parent's capital stock, (iii) any split, combination or reclassification of any of its capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (iv) any damage, destruction or

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                                                               34

          loss, whether or not covered by insurance that has or could reasonably be expected to have a material adverse effect on Parent or (v) any change in accounting methods, principles or practices by Parent materially affecting its assets, liabilities or business, except insofar as may have been disclosed in the Filed Parent SEC Documents or required by a change in generally accepted accounting principles.

               (g) Litigation. Except as disclosed in the Filed Parent SEC Documents, there is no suit, action or proceeding pending or, to the knowledge of Parent, threatened against or affecting Parent or any of its subsidiaries (and Parent is not aware of any basis for any such suit, action or proceeding) that individually or in the aggregate could reasonably be expected to
          (i) have a material adverse effect on Parent,
          (ii) impair the ability of Parent and Sub to perform their obligations under this Agreement or (iii) prevent the consummation of any of the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Parent or any of its subsidiaries having, or which is reasonably likely to have, any effect referred to in clause (i), (ii) or (iii) above.

               (h) Voting Requirements. The affirmative vote of the holders of a majority of the shares of Parent Common Stock present, or represented, and entitled to vote thereon at the Parent Stockholders Meeting with respect to each of (i) the issuance of shares of Parent Common Stock in the Merger and (ii) the Stock Plan Amendment are the only votes of the holders of any class or series of Parent's capital stock necessary to approve this Agreement and the transactions contemplated by this Agreement.

               (i)  Labor Matters.  There are no collective
          bargaining or other labor union agreements to which Parent or any of its subsidiaries is a party or by which any of them is bound. To the best knowledge of Parent, since January 1, 1993, neither Parent nor any of its subsidiaries has encountered any labor union organizing activity, or had any actual or threatened employee strikes, work stoppages, slowdowns or lockouts.



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                                                               35

               (j)  Brokers.  No broker, investment banker,
          financial advisor or other person, other than Goldman, Sachs & Co., the fees and expenses of which will be paid by Parent, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Sub.

               (k) Opinion of Financial Advisor. Parent has received the oral opinion of Goldman, Sachs & Co. to the effect that, based upon and subject to assumptions made by Goldman, Sachs & Co. in rendering such opinion and based upon such other matters as they consider relevant, as of the date of this Agreement, the Exchange Ratio is fair to Parent.

               (l)  [Intentionally omitted]

               (m) Interim Operations of Sub. Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

               (n) Benefit Plans. Parent and its subsidiaries are in compliance in all material respects with the applicable provisions of ERISA and the Code with respect to each material "employee benefit plan" (as defined in Section 3(3) of ERISA) maintained, contributed to or required to be maintained or contributed to by Parent or its subsidiaries for the benefit of any present officers, employees or directors of Parent or any of its subsidiaries in the United States.

               (o)  Taxes.  (i)  Each of Parent and its
          subsidiaries has filed all tax returns and reports required to be filed by it or requests for extensions to file such returns or reports have been timely filed, granted and have not expired, except to the extent that such failures to file or to have extensions granted that remain in effect individually or in the aggregate would not have a material adverse effect on Parent.
          All returns filed by Parent and each of its subsidiaries are complete and accurate in all material respects to the knowledge of Parent. Parent and each of its subsidiaries has paid (or Parent has paid on its


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                                                               36

          behalf) all taxes shown as due on such returns, and the most recent financial statements contained in the Filed Parent SEC Documents reflect an adequate reserve for all taxes payable by Parent and its subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements.

              (ii) No deficiencies for any taxes have been proposed, asserted or assessed against Parent or any of its subsidiaries that are not adequately reserved for, except for deficiencies that individually or in the aggregate would not have a material adverse effect on Parent, and no requests for waivers of the time to assess any such taxes have been granted or are pending. The Federal income tax returns of Parent and each of its subsidiaries consolidated in such returns have been examined by and settled with the United States Internal Revenue Service for all years through 1990. The statute of limitations on assessment or collection of any taxes due from Parent or any of its subsidiaries has expired for all taxable years of Parent or such subsidiaries through 1990.

              (iii) Neither Parent nor any of its subsidiaries has taken any action or has any knowledge of any fact or circumstance that is reasonably likely to prevent the transactions contemplated hereby, including the Merger, from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

               (p) Rights Agreement. The execution and delivery of this Agreement by Parent and Sub and consummation of the Merger and other transactions contemplated hereby will not result in the grant or distribution of any Rights to any person under the Rights Agreement (except for the Rights attached to the Parent Common Stock issuable in the Merger or pursuant to this Agreement) or enable or require any Rights to be exercised or triggered.

               (q) Compliance with Applicable Laws. (i) Each of Parent and its subsidiaries has in effect all Permits necessary for it to own, lease or operate its properties and assets and to carry on its business as now conducted, and there has occurred no default under any such Permit, except for the lack of Permits and for defaults under Permits which lack or default individually or in the aggregate would not have a


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                                                               37

          material adverse effect on Parent. Except as disclosed in the Filed Parent SEC Documents, Parent and its subsidiaries are in compliance with all applicable statutes, laws, ordinances, rules, orders and regulations of any Governmental Entity, except for possible noncompliance which individually or in the aggregate would not have a material adverse effect on Parent.

               (ii) Each of Parent and its subsidiaries is, and has been, in compliance with all applicable
          Environmental Laws, except for possible noncompliance which individually or in the aggregate would not have a material adverse effect on Parent.

               (r)  Contracts; Debt Instruments.  Except as
          disclosed in the Filed Parent SEC Documents or on the Parent Disclosure Schedule, there are no contracts or agreements that are material to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of Parent and its subsidiaries taken as a whole. Neither Parent nor any of its subsidiaries is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or any other contract, agreement, arrangement or understanding to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that individually or in the aggregate would not have a material adverse effect on Parent.

               (s) Title to Properties. (i) Each of Parent and each of its subsidiaries has good and marketable title to, or valid leasehold interests in, all its material properties and assets except for such as are no longer used or useful in the conduct of its businesses or as have been disposed of in the ordinary course of business and except for defects in title, easements, restrictive covenants and similar encumbrances or impediments that individually or in the aggregate would not materially interfere with its ability to conduct its business as currently conducted. All such material properties and assets, other than properties and assets in which Parent or any of its subsidiaries has leasehold interests, are free and clear of all Liens,


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                                                               38

          except for Liens that individually or in the aggregate would not materially interfere with the ability of Parent and its subsidiaries to conduct business as current conducted.

              (ii) Each of Parent and each of its subsidiaries has complied in all material respects with the terms of all material leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect. Each of Parent and each of its subsidiaries enjoys peaceful and undisturbed possession under all such material leases.

               (t)  Intellectual Property.  Parent and its
          subsidiaries own, or are validly licensed or otherwise have the right to use, all Intellectual Property Rights which are material to the conduct of the business of Parent and its subsidiaries taken as a whole. The Parent Disclosure Schedule sets forth a description of all Intellectual Property Rights which are material to the conduct of the business of Parent and its subsidiaries taken as a whole. Except as set forth on the Parent Disclosure Schedule, no claims are pending or, to the knowledge of Parent, threatened that Parent or any of its subsidiaries is infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property Right. To the knowledge of Parent, except as set forth on the Parent Disclosure Schedule, no person is infringing the rights of Parent or any of its subsidiaries with respect to any Intellectual Property Right.


                              ARTICLE IV

               Covenants Relating to Conduct of Business

               SECTION 4.01. Conduct of Business. (a) Conduct of Business by the Company. During the period from the date of this Agreement to the Effective Time of the Merger, the Company shall, and shall cause its subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent therewith, use all reasonable efforts to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers,


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                                                               39

     licensors, licensees, distributors and others having business dealings with them to the end that their goodwill and ongoing businesses shall be unimpaired at the Effective Time of the Merger. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time of the Merger, the Company shall not, and shall not permit any of its subsidiaries to:

               (i) (x) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by a direct or indirect wholly owned subsidiary of the Company to its parent, (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (z) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

               (ii) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities (other than (x) the issuance of Company Common Stock upon the exercise of Employee Stock Options (as defined in Section 5.06) outstanding on the date of this Agreement and in accordance with their present terms and (y) the issuance of Company Common Stock upon conversion of the Convertible Notes by the holders thereof in accordance with their present terms);

               (iii) amend its articles of incorporation, by-laws or other comparable charter or organizational documents;

               (iv) acquire or agree to acquire (x) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (y) any assets that individually or in the aggregate are material to the Company and its subsidiaries taken as a whole, except purchases of



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          inventory in the ordinary course of business consistent
          with past practice;

               (v) sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets, except sales in the ordinary course of business consistent with past practice of inventory or of furniture, fixtures and equipment that are no longer used by or useful to the Company or its subsidiaries;

              (vi) (x) incur any indebtedness, except for short-term borrowings incurred in the ordinary course of business consistent with past practice and except for intercompany indebtedness between the Company and any of its subsidiaries or between such subsidiaries, or
          (y) make any loans, advances or capital contributions to, or investments in, any other person, other than to the Company or any direct or indirect wholly owned subsidiary of the Company;

              (vii) make or agree to make any new capital expenditure or capital expenditures which individually is in excess of $50,000 or in the aggregate are in excess of $300,000;

              (viii) make any tax election that could reasonably be expected to have a material adverse effect on the Company or settle or compromise any income tax liability;

              (ix) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the Filed SEC Documents or incurred since the date of such financial statements in the ordinary course of business consistent with past practice;

               (x) except in the ordinary course of business, modify, amend or terminate any material contract or agreement to which the Company or any subsidiary is a


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                                                               41

          party or waive, release or assign any material rights or claims thereunder;

               (xi) take any action that (without giving effect to any action taken or agreed to be taken by Parent or any of its affiliates) would prevent Parent from treating the Merger as a "reorganization" under Section 368(a) of the Code; or

               (xii) authorize any of, or commit or agree to take any of, the foregoing actions.

               (b) Conduct of Business by Parent. During the period from the date of this Agreement to the Effective Time of the Merger, Parent shall, and shall cause its subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent therewith, use all reasonable efforts to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them to the end that their goodwill and ongoing businesses shall be unimpaired at the Effective Time of the Merger; provided that the foregoing shall not prevent Parent or any of its subsidiaries from discontinuing or disposing of any part of its assets or business if such action is, in the judgment of Parent, desirable in the conduct of the business of Parent and its subsidiaries or if such action would not result in either of the effects referred to in clause (ii) below. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time of the Merger, Parent shall not, and shall not permit any of its subsidiaries to:

               (i) (x) declare, set aside or pay any dividends on, or make any other distributions in respect of, any capital stock of Parent or (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of Parent's capital stock (other than exchanges in the ordinary course under Parent's employee stock plans);

               (ii) take any action that (without giving effect to any action taken or agreed to be taken by the Company


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                                                               42

          or any of its affiliates) would prevent Parent from treating the Merger as a "reorganization" under
          Section 368(a) of the Code;

                (iii) amend the Rights Agreement in any manner adverse to the holders of Company Common Stock;

                (iv) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, in each case if any such action could reasonably be expected to (A) delay materially the date of mailing of the Joint Proxy Statement or, (B) if it were to occur after such date of mailing, require an amendment of the Joint Proxy Statement;

               (v) acquire or agree to acquire (x) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (y) any assets that individually or in the aggregate are material to the Company and its subsidiaries taken as a whole, except purchases of inventory in the ordinary course of business consistent with past practice, in each case if any such action could reasonably be expected to (A) delay materially the date of mailing of the Joint Proxy Statement or,
          (B) if it were to occur after such date of mailing, require an amendment of the Joint Proxy Statement; or

               (vi) authorize any of, or commit or agree to take any of, the foregoing actions.

               (c) Other Actions. The Company and Parent shall not, and shall not permit any of their respective subsidiaries to, take any action that would, or that could reasonably be expected to, result in (i) any of the representations and warranties of such party set forth in this Agreement that are qualified as to materiality becoming untrue, (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect or (iii) except as otherwise permitted by Section 4.02, any of the conditions to the Merger set forth in Article VI not being satisfied.



                             Page 50 of 90


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                                                               43

               (d) Advice of Changes. The Company and Parent shall promptly advise the other party orally and in writing of any change or event having, or which, insofar as can reasonably be foreseen, would have, a material adverse effect on such party or on the truth of their respective representations and warranties.

               SECTION 4.02. No Solicitation. (a) The Company shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any officer, director or employee of or any investment banker, attorney or other advisor or representative of, the Company or any of its subsidiaries to, directly or indirectly, (i) solicit, initiate or encourage the submission of, any takeover proposal or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any takeover proposal; provided, however, that prior to the Stockholders Meeting, to the extent required by the fiduciary obligations of the Board of Directors of the Company, as determined in good faith by the Board of Directors based on the advice of outside counsel, the Company may, (A) in response to an unsolicited request therefor, furnish information with respect to the Company to any person pursuant to a customary confidentiality agreement (as determined by the Company's outside counsel) and discuss such information (but not the terms of any possible takeover proposal) with such person and (B) upon receipt by the Company of a takeover proposal, following delivery to Parent of the notice required pursuant to Section 4.02(c), participate in negotiations regarding such takeover proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any officer, director or employee of the Company or any of its subsidiaries or any investment banker, attorney or other advisor or representative of the Company or any of its subsidiaries, whether or not such person is purporting to act on behalf of the Company or any of its subsidiaries or otherwise, shall be deemed to be a breach of this Section 4.02(a) by the Company. For purposes of this Agreement, "takeover proposal" means any proposal for a merger or other business combination involving the Company or any of its subsidiaries or any proposal or offer to acquire in any manner, directly or indirectly, an equity interest in, any voting securities of, or a substantial portion of the assets of the Company or any of its


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                                                               44

     subsidiaries, other than the transactions contemplated by this Agreement.

               (b) Neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Sub, the approval or recommendation by such Board of Directors or any such committee of this Agreement or the Merger, (ii) approve or recommend, or propose to approve or recommend, any takeover proposal or (iii) enter into any agreement with respect to any takeover proposal. Notwithstanding the foregoing, in the event the Board of Directors of the Company receives a takeover proposal that, in the exercise of its fiduciary obligations (as determined in good faith by the Board of Directors based on the advice of outside counsel), it determines to be a superior proposal, the Board of Directors may (subject to the following sentences) withdraw or modify its approval or recommendation of this Agreement and the Merger, approve or recommend any such superior proposal, enter into an agreement with respect to such superior proposal or terminate this Agreement, in each case at any time after the second business day following Parent's receipt of written notice (a "Notice of Superior Proposal") advising Parent that the Board of Directors has received a superior proposal, specifying the material terms and conditions of such superior proposal and identifying the person making such superior proposal. In the event the Board of Directors of the Company takes any of the foregoing actions with respect to such superior proposal, the Company shall, concurrently with the taking of any such action, pay to Parent the Termination Fee plus all Expenses pursuant to
     Section 5.09(b). For purposes of this Agreement, "superior proposal" means a bona fide takeover proposal to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 50% of the shares of Company Common Stock then outstanding or all or substantially all the assets of the Company, and otherwise on terms which the Board of Directors of the Company determines in its good faith reasonable judgment to be more favorable to the Company's stockholders than the Merger (based on the written opinion, with only customary qualifications, of the Company's independent financial advisor that the value of the consideration provided for in such proposal is superior to the value of the consideration provided for in the Merger) and for which financing, to the extent required, is then committed or which, in the good faith reasonable



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     judgment of the Board of Directors, is reasonably capable of being financed by such third party.

               (c) In addition to the obligations of the Company set forth in paragraph (b) above, the Company promptly shall advise Parent orally and in writing of any request for information or of any takeover proposal or any inquiry with respect to or which could lead to any takeover proposal, the identity of the person making any such takeover proposal or inquiry and the material terms and conditions thereof. The Company will keep Parent generally informed of the status and details of any such request, takeover proposal or inquiry.


                               ARTICLE V

                         Additional Agreements

               SECTION 5.01. Preparation of Form S-4 and the Joint Proxy Statement; Stockholders Meetings. (a) As soon as practicable following the date of this Agreement, the Company and Parent shall prepare and file with the SEC the Joint Proxy Statement and Parent shall prepare and file with the SEC the Form S-4, in which the Joint Proxy Statement will be included as a prospectus. Each of the Company and Parent shall use its best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. The Company will use its best efforts to cause the Joint Proxy Statement to be mailed to the Company's stockholders, and Parent will use its best efforts to cause the Joint Proxy Statement to be mailed to Parent's stockholders, in each case as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities laws in connection with the issuance of Parent Common Stock in the Merger and under the Stock Plans and the Company shall furnish all information concerning the Company and the holders of the Company Common Stock and rights to acquire Company Common Stock pursuant to the Stock Plans as may be reasonably requested in connection with any such action.

               (b) The Company will, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of its stockholders (the


                             Page 53 of 90

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     "Stockholders Meeting") for the purpose of approving the
     Merger. Parent will, as promptly as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of its stockholders (the "Parent Stockholders Meeting") for the purpose of approving (i) the issuance of Parent Common Stock in the Merger and (ii) the amendment of the 1992 Option Plan to increase the number of shares of Parent Common Stock that are authorized for issuance thereunder by 450,000 shares (the "Stock Plan Amendment"). The Company and Parent will, through their respective Boards of Directors, recommend to their respective stockholders approval of the foregoing matters, except to the extent that the Board of Directors of the Company shall have withdrawn or modified its approval or recommendation of this Agreement or the Merger as permitted by Section 4.02(b). Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to the first sentence of this Section 5.01(b) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to the Company of any takeover proposal or (ii) the withdrawal or modification by the Board of Directors of the Company of its approval or recommendation of this Agreement or the Merger. Parent and the Company will use reasonable efforts to hold the Stockholders Meeting and the Parent Stockholders Meeting on the same day and use their best efforts to hold such Meetings as soon as practicable after the date hereof.

               (c) The Company shall use its best efforts to obtain the opinion of Merrill Lynch, dated on or about the date that is two business days prior to the mailing of the Joint Proxy Statement, to the effect that, as of such date, the Exchange Ratio is fair to the Company's stockholders from a financial point of view, and shall cause a signed copy of such opinion to be delivered to Parent.

               (d) Parent shall use its best efforts to obtain the opinion of Goldman, Sachs & Co., dated on or about the date that is two business days prior to the mailing of the Joint Proxy Statement, to the effect that, as of such date, the Exchange Ratio is fair to Parent, and shall cause a signed copy of such opinion to be delivered to the Company.

               SECTION 5.02.  Letter of the Company's
     Accountants. The Company shall use its best efforts to cause to be delivered to Parent a letter of KPMG Peat
     Marwick, the Company's independent public accountants, dated a date within two business days before the date on which the


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     Form S-4 shall become effective and a letter of KPMG Peat
     Marwick, dated a date within two business days before the Closing Date, each addressed to Parent, in form and substance reasonably satisfactory to Parent and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

               SECTION 5.03. Letter of Parent's Accountants. Parent shall use its best efforts to cause to be delivered to the Company a letter of KPMG Peat Marwick, Parent's independent public accountants, dated a date within two business days before the date on which the Form S-4 shall become effective and a letter of KPMG Peat Marwick, dated a date within two business days before the Closing Date, each addressed to the Company, in form and substance reasonably satisfactory to the Company and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

               SECTION 5.04.  Access to Information;
     Confidentiality. (a) Each of the Company and Parent shall, and shall cause each of its respective subsidiaries to, afford to the other party and to the officers, employees, accountants, counsel, financial advisors and other representatives of such other party, reasonable access during normal business hours during the period prior to the Effective Time of the Merger to all their respective properties, books, contracts, commitments, personnel and records and, during such period, each of the Company and Parent shall, and shall cause each of its respective subsidiaries to, furnish promptly to the other party (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of Federal or state securities laws and
     (b) all other information concerning its business, properties and personnel as such other party may reasonably request. Except as required by law, each of the Company and Parent will hold, and will cause its respective officers, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any nonpublic information in confidence until such time as such information becomes publicly available (otherwise than through the wrongful act of any such person) and shall use its best efforts to ensure that such persons do not disclose such information to others without the prior written consent of the Company or Parent, as the case may be. In the event


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     of the termination of this Agreement for any reason, the
     Company and Parent shall promptly return or destroy all documents containing nonpublic information so obtained from the other party or any of its subsidiaries and any copies made of such documents. In addition, Parent and the Company shall not, and shall cause their respective advisors and agents not to, use any such nonpublic information for any purpose except in furtherance of the transactions contemplated by this Agreement.

               (b) Neither Parent nor any of its subsidiaries will solicit or employ any employees of the Company or any of its subsidiaries as long as they are employed by the Company or such subsidiary during the period prior to the Effective Time of the Merger (except as contemplated by this Agreement) and, in the event of termination of this Agreement for any reason, for a period of two years after the date of termination.

               SECTION 5.05.  Best Efforts; Notification.
     (a) Upon the terms and subject to the conditions set forth in this Agreement, unless, to the extent permitted by
     Section 4.02(b), the Board of Directors of the Company approves or recommends a superior proposal, each of the parties agrees to use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties and
     (iii) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, the Company and its Board of Directors shall
     (A) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the Merger, this Agreement or any of the other transactions contemplated by this Agreement and


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     (B) if any state takeover statute or similar statute or
     regulation becomes applicable to the Merger, this Agreement or any other transaction contemplated by this Agreement, take all action necessary to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated by this Agreement. Notwithstanding the foregoing, the Board of Directors of the Company shall not be prohibited from taking any action permitted by Section 4.02(b).

               (b)  The Company shall give prompt notice to
     Parent, and Parent or Sub shall give prompt notice to the Company, of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or
     (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

               SECTION 5.06. Stock Options. (a) As soon as practicable following the date of this Agreement, the Board of Directors of the Company (or, if appropriate, any committee administering the Stock Plans) shall adopt such resolutions or take such other actions as may be required to effect the following:

               (i) adjust the terms of all outstanding employee stock options to purchase shares of Company Common Stock ("Employee Stock Options") granted under the Company's 1982 Incentive Stock Option Plan, the 1985 Incentive Stock Option Plan, the 1986 Non-Qualified Stock Option Plan, the 1988 Non-Qualified Stock Option Plan and the 1991 Non-Qualified Stock Option Plan and any other stock option plan, program or arrangement of the Company (collectively, the "Stock Plans"), whether vested or unvested, as necessary to provide that, at the Effective Time of the Merger, each Employee Stock Option outstanding immediately prior to the Effective Time of the Merger shall be deemed to constitute an


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          option to acquire, on the same terms and conditions as
          were applicable under such Employee Stock Option, including vesting, the same number of shares of Parent Common Stock as the holder of such Employee Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such Employee Stock Option in full immediately prior to the Effective Time of the Merger, at a price per share equal to
          (A) the aggregate exercise price for the shares of Company Common Stock otherwise purchasable pursuant to such Employee Stock option divided by (B) the aggregate number of shares of Parent Common Stock deemed purchasable pursuant to such Employee Stock Option (each, as so adjusted, an "Adjusted Option"); provided, however, that in the case of any option to which
          Section 421 of the Code applies by reason of its qualification under any of Sections 422 through 424 of the Code ("qualified stock options"), the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in order to comply with
          Section 424 of the Code; and

                (ii) make such other changes to the Stock Plans as it deems appropriate to give effect to the Merger
          (subject to the approval of Parent, which shall not be unreasonably withheld).

               (b) As soon as practicable after the Effective Time of the Merger, Parent shall deliver to the holders of Employee Stock Options appropriate notices setting forth such holders' rights pursuant to the respective Stock Plans and the agreements evidencing the grants of such Employee Stock Options shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 5.06 after giving effect to the Merger). Parent shall comply with the terms of the Stock Plans and ensure, to the extent required by, and subject to the provisions of, such Stock Plans, that the Employee Stock Options which qualified as qualified stock options prior to the Effective Time of the Merger continue to qualify as qualified stock options after the Effective Time of the Merger.

               (c) Parent agrees to use reasonable efforts to take such actions as are necessary for the conversion of the Employee Stock Options of the Company pursuant to
     Section 5.06(a), including the reservation, issuance and



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     listing of Common Stock of Parent as is necessary to
     effectuate the transactions contemplated by Section 5.06(a).

               (d) A holder of an Adjusted Option may exercise such Adjusted Option in whole or in part in accordance with its terms by delivering a properly executed notice of exercise to Parent, together with the consideration therefor and the Federal withholding tax information, if any, required in accordance with the related Stock Plan.

               SECTION 5.07. Benefit Plans. (a) Except as provided in Section 5.06 and subject to the provisions of ERISA and the Code, Parent agrees to cause the Surviving Corporation to maintain for a period of at least two years after the Effective Time of the Merger the Benefit Plans of the Company and its subsidiaries in effect on the date of this Agreement or to provide benefits to employees of the Company and its subsidiaries that are comparable in the aggregate to those in effect on the date of this Agreement, and thereafter Parent will cause the employees of the Surviving Corporation to have benefit plans that are at least comparable to those provided to the employees of Parent. Parent will cause each employee benefit plan of the Surviving Corporation or Parent covering such employees of the Company and its subsidiaries to recognize the service of such employees with the Company and its subsidiaries prior to the Closing Date, but only for purposes of eligibility to participate and vesting under any such plan.

               (b)  After the Effective Time of the Merger,
     Parent intends to grant to key employees of the Surviving Corporation options to purchase Parent Common Stock and restricted stock awards commensurate with those granted to key employees of Parent.

               SECTION 5.08.  Indemnification and Insurance.
     (a) Parent and Sub agree that all rights to indemnification for acts or omissions occurring at or prior to the Effective Time of the Merger now existing in favor of the current or former directors or officers of the Company and its subsidiaries as provided in their respective certificates of incorporation or by-laws shall survive the Merger and shall continue in full force and effect in accordance with their terms for a period of not less than six years from the Effective Time of the Merger. Parent will cause to be maintained for a period of not less than five years from the Effective Time of the Merger the Company's current directors' and officers' insurance and indemnification


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                                                               52

     policy to the extent that it provides coverage for events occurring prior to the Effective Time of the Merger (the "D&O Insurance") for all persons who are directors and officers of the Company on the date of this Agreement, so long as the annual premium therefor would not be in excess of 150% of the last annual premium paid prior to the date of this Agreement (the "Maximum Premium"); provided, however, that Parent may, in lieu of maintaining such existing D&O Insurance as provided above, cause comparable coverage to be provided under any policy maintained for the benefit of Parent or any of its subsidiaries, so long as the material terms thereof are no less advantageous that the existing D&O Insurance. If the existing D&O Insurance expires, is terminated or cancelled during such five-year period, Parent will use all reasonable efforts to cause to be obtained as much D&O Insurance as can be obtained for the remainder of such period for an annualized premium not in excess of the Maximum Premium, on terms and conditions no less advantageous than the existing D&O Insurance. The Company represents to Parent that the Maximum Premium is $72,500.

               (b)  In the event Parent, the Surviving
     Corporation or any of their successors or assigns
     (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.08.

               (c)  This Section 5.08 shall survive the
     consummation of the Merger at the Effective Time of the Merger, is intended to benefit the Company, Parent, the Surviving Corporation and the persons indemnified pursuant to Section 5.08(a), and shall be binding on all successors and assigns of Parent and the Surviving Corporation.

               SECTION 5.09. Fees and Expenses. (a) Except as provided below in this Section 5.09, all fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that expenses incurred in connection with printing and mailing the Joint Proxy Statement and the Form S-4 shall be shared equally by Parent and the Company.


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               (b)  The Company shall pay to Parent upon demand a
     fee of $1,000,000 (the "Termination Fee"), payable in same day funds, plus all Expenses not exceeding $500,000 (as defined below), if a takeover proposal is commenced, publicly proposed, publicly disclosed or communicated to the Company (or the willingness of any person to make a takeover proposal is publicly disclosed or communicated to the Company) and (i) the Board of Directors of the Company withdraws or modifies its approval or recommendation of this Agreement or the Merger, approves or recommends such other takeover proposal, enters into an agreement with respect to such other takeover proposal or terminates this Agreement (other than as a result of a willful and material breach of this Agreement by Parent or Sub (which breach shall not have been cured within five business days following Parent's receipt of written notice of such breach from the Company)),
     (ii) the requisite approval of the Company's stockholders for the Merger is not obtained at the Stockholders Meeting or (iii) the Stockholders Meeting does not occur prior to the termination of this Agreement pursuant to
     Section 7.01(b)(ii). For purposes of this paragraph, "Expenses" shall mean all out-of-pocket fees and expenses incurred or paid by or on behalf of Parent in connection with the Merger or the consummation of any of the transactions contemplated by this Agreement, including all fees and expenses of counsel, investment banking firms, accountants, experts and consultants to Parent.

               SECTION 5.10. Public Announcements. Parent and Sub, on the one hand, and the Company, on the other hand, will consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national market system. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement is set forth in Exhibit A to this Agreement.

               SECTION 5.11.  Affiliates and Certain
     Stockholders. (a) Prior to the Closing Date, the Company shall deliver to Parent a letter identifying all persons who are, at the time the Merger is submitted for approval to the stockholders of the Company, "affiliates" of the Company for


                             Page 61 of 90


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                                                               54

     purposes of Rule 145 under the Securities Act. The Company shall use its best efforts to cause each such person to deliver to Parent on or prior to the Closing Date a written agreement substantially in the form attached as Exhibit B hereto.

               (b) The Company shall deliver to Parent on the date of the Joint Proxy Statement and on the Closing Date letters, in each case dated as of such respective dates and identifying all persons who are, as of such respective dates, beneficial owners of five percent or more of the Company Common Stock. The Company shall use its best efforts to cause each such person to deliver to counsel to Parent and to the Company on the date of the Joint Proxy Statement and on the Closing Date written agreements, in each case dated as of such respective dates and substantially in the form attached as Exhibit C hereto.

               SECTION 5.12. National Market System Trading. Parent shall use its best efforts to cause the shares of Parent Common Stock to be issued in the Merger and under the Stock Plans to be approved for trading on the NASDAQ/NMS, subject to official notice of issuance, prior to the Closing Date.

               SECTION 5.13.  Stockholder Litigation.  The
     Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and its directors relating to the transactions contemplated by this Agreement; provided, however, that no such settlement shall be agreed to without Parent's consent, which consent shall not be unreasonably withheld.

               SECTION 5.14. Tax Representation Letters of the Company and Parent. (i) The Company will sign and deliver to Duane, Morris & Heckscher, counsel to the Company, and to Cravath, Swaine & Moore, counsel to Parent, on the date of the Joint Proxy Statement and on the Closing Date representation letters, in each case dated as of such respective dates and substantially in the form of Exhibit D hereto, for the purpose of the reliance of such counsel in delivering the opinions described in Section 6.01(g).

            (ii) Parent will sign and deliver to Duane, Morris & Heckscher, counsel to the Company, and to Cravath, Swaine & Moore, counsel to Parent, on the date of the Joint
     Proxy Statement and on the Closing Date representation


                             Page 62 of 90


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                                                               55

     letters, in each case dated as of such respective dates and substantially in the form of Exhibit E hereto, for the purpose of the reliance of such counsel delivering the opinions described in Section 6.01(g).

               SECTION 5.15.  Directorship.  Promptly following
     the Effective Time of the Merger, Parent's Board of
     Directors will elect Edward Ray to be a director of Parent.

               SECTION 5.16. Employment Agreements. Promptly following the Effective Time of the Merger, Parent shall, or shall cause the Surviving Corporation to, enter into an employment contract with Edward Ray, Michael J. Wassil and Patrick J. Faivre on substantially the terms set forth in Exhibits F-1, F-2 and F-3, respectively.


                              ARTICLE VI

                         Conditions Precedent

               SECTION 6.01.  Conditions to Each Party's
     Obligation To Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

               (a)  Stockholder Approval.  Each of the Company
          Stockholder Approval and the Parent Stockholder
          Approval (with respect to both the issuance of Parent
          Common Stock in the Merger and the Stock Plan
          Amendment) shall have been obtained.

               (b) National Market System Trading. The shares of Parent Company Stock issuable to the Company's stockholders pursuant to this Agreement and under the Stock Plans shall have been approved for trading on the NASDAQ/NMS, subject to official notice of issuance.

               (c)  HSR Act.  The waiting period (and any
          extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

               (d) No Injunctions or Restraints. No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order enacted, entered, promulgated, enforced


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                                                               56

          or issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect.

               (e) Form S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

               (f)  [Intentionally omitted]

               (g) Tax Opinions. Parent shall have received from Cravath, Swaine & Moore, counsel to Parent, and the Company shall have received from Duane, Morris & Heckscher, counsel to the Company, on the date of the Joint Proxy Statement and on the Closing Date opinions, in each case based on the representations of Parent and the Company provided to such counsel pursuant to
          Section 5.14, dated as of such respective dates and stating that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that Parent, Sub and the Company will each be a party to that reorganization within the meaning of Section 368(b) of the Code.

               (h)  Dissenters.  No more than 5% of the
          outstanding shares of Company Common Stock immediately prior to the Merger shall constitute Dissenting Shares in accordance with Section 2.01(d).

               SECTION 6.02.  Conditions to Obligations of Parent
     and Sub. The obligations of Parent and Sub to effect the Merger are further subject to satisfaction or waiver of the following conditions:

               (a)  Representations and Warranties.  The
          representations and warranties of the Company set forth in this Agreement that are qualified as to materiality shall be true and correct, and the representations and warranties of the Company set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except to the extent such representations and warranties speak as of an earlier date, and Parent shall have received a


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                                                               57

          certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

               (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

               (c)  Certificates; Letters from Company
          Affiliates. The Company shall have delivered to Parent certified copies of resolutions duly adopted by the Company's Board of Directors and stockholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Parent and its counsel shall reasonably request prior to the date of the Stockholders Meeting. In addition, Parent shall have received from each affiliate named in the letter referred to in Section 5.11(a) an executed copy of an agreement substantially in the form of Exhibit B hereto.

               (d) No Litigation. There shall not be pending or threatened by any Governmental Entity any suit, action or proceeding and there shall not be pending by any other person any suit, action or proceeding which has a reasonable likelihood of success, in each case
          (i) challenging the acquisition by Parent or Sub of any shares of Company Common Stock, seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement or seeking to obtain from the Company, Parent or Sub any damages that are material in relation to the Company and its subsidiaries taken as a whole or Parent and its subsidiaries taken as a whole, as applicable,
          (ii) seeking to prohibit or limit the ownership or operation by the Company, Parent or any of their respective subsidiaries of any material portion of the business or assets of the Company, Parent or any of their respective subsidiaries, or to compel the Company, Parent or any of their respective subsidiaries


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                                                               58

          to dispose of or hold separate any material portion of the business or assets of the Company, Parent or any of their respective subsidiaries, as a result of the Merger or any of the other transactions contemplated by this Agreement, (iii) seeking to impose limitations on the ability of Parent to acquire or hold, or exercise full rights of ownership of, any shares of Company Common Stock or common stock of the Surviving Corporation, including the right to vote the Company Common Stock, or Common Stock of the Surviving Corporation, on all matters properly presented to the stockholders of the Company or the Surviving Corporation, respectively, (iv) seeking to prohibit Parent or any of its subsidiaries from effectively controlling in any material respect the business or operations of the Company or its subsidiaries or
          (v) which otherwise could reasonably be expected to have a material adverse effect on the Company or Parent. In addition, there shall not be any statute, rule, regulation, judgment or order enacted, entered, enforced or promulgated that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (ii) through (iv) above.

               (e) Approval of Company Board of Directors. The Board of Directors of the Company or any committee thereof shall not have withdrawn or modified in a manner adverse to Parent or Sub its approval or recommendation of the Merger or this Agreement, or approved or recommended any takeover proposal, (ii) the Company shall not have entered into any agreement with respect to any superior proposal in accordance with
          Section 4.02(b) of this Agreement, (iii) Parent shall not have received a Notice of Superior Proposal from the Company or two business days shall not have elapsed from the date of such receipt or (iv) the Board of Directors of the Company or any committee thereof shall not have resolved to take any of the foregoing actions referred to in clause (i) or (ii) above.


               (f) Fairness Opinion. The Company shall have received the opinion of Merrill Lynch, dated on or about the date that is two business days prior to the mailing of the Joint Proxy Statement, to the effect that, as of such date, the Exchange Ratio is fair to the Company's stockholders from a financial point of


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                                                               59

          view, a signed copy of which opinion shall have been delivered to Parent.

               SECTION 6.03.  Conditions to Obligation of the
     Company. The obligation of the Company to effect the Merger is further subject to satisfaction or waiver of the following conditions:

               (a)  Representations and Warranties.  The
          representations and warranties of Parent and Sub set forth in this Agreement that are qualified as to materiality shall be true and correct, and the representations and warranties of Parent and Sub set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except to the extent such representations speak as of an earlier date, and the Company shall have received a certificate signed on behalf of Parent by the chief executive officer and the chief financial officer of Parent to such effect.

               (b) Performance of Obligations of Parent and Sub. Parent and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by the chief executive officer and the chief financial officer of Parent to such effect.

               (c) Certificates. Parent shall have delivered to the Company certified copies of resolutions duly adopted by Parent's and Sub's respective Board of Directors and stockholders of Parent evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as the Company and its counsel shall reasonably request prior to the date of the Parent Stockholders Meeting.

               (d) No Litigation. There shall not be pending or threatened by any Governmental Entity any suit, action or proceeding and there shall not be pending by any other person any suit, action or proceeding which has a reasonable likelihood of success, in each case


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                                                               60

          (i) challenging the acquisition by Parent or Sub of any shares of Company Common Stock, seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement or seeking to obtain from the Company, Parent or Sub any damages that are material in relation to the Company and its subsidiaries taken as a whole or Parent and its subsidiaries taken as a whole, as applicable,
          (ii) seeking to prohibit or limit the ownership or operation by the Company, Parent or any of their respective subsidiaries of any material portion of the business or assets of the Company, Parent or any of their respective subsidiaries, or to compel the Company, Parent or any of their respective subsidiaries to dispose of or hold separate any material portion of the business or assets of the Company, Parent or any of their respective subsidiaries, as a result of the Merger or any of the other transactions contemplated by this Agreement, (iii) seeking to impose limitations on the ability of Parent to acquire or hold, or exercise full rights of ownership of, any shares of Company Common Stock or common stock of the Surviving Corporation, including the right to vote the Company Common Stock, or Common Stock of the Surviving Corporation, on all matters properly presented to the stockholders of the Company or the Surviving Corporation, respectively, (iv) seeking to prohibit Parent or any of its subsidiaries from effectively controlling in any material respect the business or operations of the Company or its subsidiaries or
          (v) which otherwise could reasonably be expected to have a material adverse effect on the Company or Parent. In addition, there shall not be any statute, rule, regulation, judgment or order enacted, entered, enforced or promulgated that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (ii) through (iv) above.

               (e) Fairness Opinion. Parent shall have received the opinion of Goldman, Sachs & Co., dated on or about the date that is two business days prior to the mailing of the Joint Proxy Statement, to the effect that, as of such date, the Exchange Ratio is fair to Parent, a signed copy of which opinion shall have been delivered to the Company.

               SECTION 6.04. Frustration of Closing Conditions. None of the Company, Parent and Sub may rely on the failure of any condition set forth in Section 6.01, 6.02 or 6.03, as the case may be, to be satisfied if such failure was caused by such party's failure to act in good faith or to use its best efforts to consummate the Merger and the other transactions contemplated by this Agreement, as required by
     Section 5.05.


                              ARTICLE VII

                   Termination, Amendment and Waiver

               SECTION 7.01.  Termination.  This Agreement may be
     terminated at any time prior to the Effective Time of the Merger, whether before or after approval of matters presented in connection with the Merger by the stockholders of the Company:

               (a) by mutual written consent of Parent, Sub and the Company;

               (b) by either Parent or the Company:

                  (i) if, upon a vote at a duly held Stockholders
               Meeting or Parent Stockholders Meeting or any adjournment thereof, any required approval of the stockholders of the Company or Parent, as the case may be, shall not have been obtained;

                 (ii) if the Merger shall not have been
               consummated on or before the date 180 calendar days following the date of this Agreement, unless the failure to consummate the Merger is the result of a willful and material breach of this Agreement by the party seeking to terminate this Agreement; provided, however, that the passage of such period shall be tolled for any part thereof (but not exceeding 60 calendar days in the aggregate) during which any party shall be subject to a nonfinal order, decree, ruling or action restraining, enjoining or otherwise prohibiting the consummation of the Merger or the calling or holding of the Stockholders Meeting or the Parent Stockholders Meeting;

                  (iii) if any Governmental Entity shall have
               issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; or

                   (iv) in the event of a breach by the other party
               of any representation, warranty, covenant or other agreement contained in this Agreement which
               (A) would give rise to the failure of a condition set forth in Section 6.02(a) or (b) or
               Section 6.03(a) or (b), as applicable, and
               (B) cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach (a "Material
               Breach") (provided that the terminating party is not then in Material Breach of any representation, warranty, covenant or other agreement contained in this Agreement);

               (c) by the Company in accordance with the provisions of Section 4.02(b); or

               (d) by Parent on February 28, 1994, if on or prior to such date (i) the Company shall not have caused a representation agreement in the form of Exhibit G hereto to be executed and delivered by the Company and each of the persons named in Schedule I thereto or
          (ii) the Company shall not have caused an amendment to the Convertible Notes and the Note Purchase Agreement dated as of May 31, 1989, among the Company and the holders of the Convertible Notes, in generally the form of Exhibit H hereto to be executed and delivered by the Company and those holders of the Convertible Notes necessary for such amendment to be effective against all holders (other than as a result of the failure by Parent to execute and deliver a guarantee in substantially the form of an exhibit to the form of amendment attached as Exhibit H hereto).

               SECTION 7.02. Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company, other than the provisions of Section 3.01(p),
     Section 3.02(j), the last two sentences of Section 5.04,

     Section 5.09, this Section 7.02 and Article VIII and except to the extent that such termination results from the willful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

               SECTION 7.03. Amendment. This Agreement may be amended by the parties at any time before or after any required approval of matters presented in connection with the Merger by the stockholders of the Company and at any time before or after any required approval of matters presented in connection with the issuance of shares of Parent Common Stock in the Merger and the Stock Plan Amendment by the stockholders of Parent; provided, however, that after any such approval, there shall be made no amendment that by law requires further approval by such stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

               SECTION 7.04. Extension; Waiver. At any time prior to the Effective Time of the Merger, the parties may
     (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 7.03, waive compliance by the other parties with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

               SECTION 7.05.  Procedure for Termination,
     Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 7.01, an amendment of this Agreement pursuant to Section 7.03 or an extension or waiver pursuant to Section 7.04 shall, in order to be effective, require in the case of Parent, Sub or the Company, action by its Board of Directors or the duly authorized designee of its Board of Directors.

                             ARTICLE VIII

                          General Provisions

               SECTION 8.01. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time of the Merger. This Section 8.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time of the Merger.

               SECTION 8.02. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

               (a) if to Parent or Sub, to

                  Advanced Technology Laboratories, Inc.
                  22100 Bothell Everett Highway
                  P.O. Box 3003
                  Bothell, WA 98041-3003
                  Telecopy No. (206) 485-3680

                  Attention:  Harvey N. Gillis, Senior Vice
                           President, Chief Financial
                           Officer and Treasurer

                  with a copy to:

                  Cravath, Swaine & Moore
                  825 Eighth Avenue
                  New York, NY 10019
                  Telecopy No. (212) 474-3700

                  Attention:  Allen Finkelson, Esq.; and

               (b) if to the Company, to

                  Interspec, Inc.
                  110 West Butler Avenue
                  Ambler, PA 19002-5795
                  Telecopy No. (215) 540-9707

                  Attention:  Edward Ray, Chairman,
                              President and
                              Chief Executive Officer

                  with a copy to:

                  Duane, Morris & Heckscher
                  One Liberty Place (37th Floor)
                  Philadelphia, PA 19103-7396
                  Telecopy No. (215) 979-1020

                  Attention:  Kathleen Shay, Esq.

               SECTION 8.03.  Definitions.  For purposes of this
     Agreement:

               (a) an "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;

               (b) "indebtedness" has the meaning assigned thereto in Section 3.01(t)(ii);

               (c) "material adverse change" or "material adverse effect" means, when used in connection with the Company or Parent, any change or effect that is materially adverse to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of such party and its subsidiaries taken as a whole;

               (d) "person" means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity;

               (e) a "subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person;

               (f) "superior proposal" has the meaning assigned thereto in Section 4.02;

               (g) "takeover proposal" has the meaning assigned thereto in Section 4.02; and

               (h) "taxes" has the meaning assigned thereto in
          Section 3.01(k).

               SECTION 8.04. Interpretation. When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference shall be to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined herein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns.

               SECTION 8.05. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

               SECTION 8.06. Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents and instruments referred to herein) (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and
     (b) except for the provisions of Article II, Section 5.06,
     Section 5.07 and Section 5.08, are not intended to confer upon any person other than the parties any rights or remedies.

               SECTION 8.07. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

               SECTION 8.08. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve Sub of any of its obligations under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

               SECTION 8.09. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the Commonwealth of Pennsylvania or the State of Delaware or in Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Federal court located in the

     Commonwealth of Pennsylvania or the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a Federal court sitting in the Commonwealth of Pennsylvania or the State of Delaware or a Delaware state court.


               IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                         ADVANCED TECHNOLOGY LABORATORIES, INC.,

                           by
                              /s/ Dennis C. Fill
                              ------------------------------
                              Name:  Dennis C. Fill
                              Title: Chairman of the Board
                                     and Chief Executive
                                     Officer

     Attest:

     /s/ W. Brinton Yorks, Jr.
     -----------------------------
     Name:  W. Brinton Yorks, Jr.
     Title: Secretary


                         ATL SUB ACQUISITION CORP.,

                           by
                              /s/ Dennis C. Fill
                              ------------------------------
                              Name:  Dennis C. Fill
                              Title: Chairman of the Board

     Attest:

     /s/ W. Brinton Yorks, Jr.
     -----------------------------
     Name:  W. Brinton Yorks, Jr.
     Title: Secretary

                         INTERSPEC, INC.,

                           by
                              /s/ Edward Ray
                              ------------------------------
                              Name:  Edward Ray
                              Title: President and Chief
                                     Executive Officer


     Attest:

     /s/ Michael J. Wassil
     -----------------------------
     Name:  Michael J. Wassil
     Title: Vice President and
            Chief Financial
            Officer

                                                     EXHIBIT 2(B)
                                                   CONFORMED COPY


                    AGREEMENT dated as of February 10, 1994,
                  among ADVANCED TECHNOLOGY LABORATORIES, INC., a Delaware corporation ("Parent"), ATL SUB ACQUISITION CORP., a Delaware corporation ("Sub"), and INTERSPEC, INC., a Pennsylvania corporation (the "Company").


               WHEREAS Parent, Sub and the Company have entered into an Agreement and Plan of Merger dated as of the date hereof (the "Merger Agreement"; capitalized terms used but not defined herein having the meanings assigned thereto in the Merger Agreement), providing for the merger of the Company and Sub (the "Merger"), whereby each issued and outstanding share of common stock, par value $.001 per share, of the Company ("Company Common Stock"), other than shares owned directly or indirectly by Parent or the Company and Dissenting Shares (as defined in the Merger Agreement), will be converted into the right to receive 0.3835 of a share of common stock, par value $.01 per share, of Parent ("Parent Common Stock"); and

               WHEREAS, the parties hereto wish to agree to execute an amended and restated Merger Agreement as described herein in the event that, for accounting purposes, the Merger may be accounted for as a "pooling of interests" and to make certain other representations and agreements as set forth herein;


               NOW, THEREFORE, the parties agree as follows:

               1.  Pooling Approval.  If, by no later than
     February 28, 1994, the Securities and Exchange Commission (the "SEC") shall have indicated that it will not object to the accounting treatment of the Merger by Parent as, and KPMG Peat Marwick, independent auditors of both Parent and the Company, shall have confirmed that the Merger may be accounted for by Parent as, a pooling of interests by Parent for purposes of its consolidated financial statements under generally accepted accounting principles and applicable SEC rules and regulations (collectively, the "Pooling Approval"), then the parties hereby agree immediately after receipt of the Pooling Approval to execute an amended and restated Merger Agreement (the "Amended and Restated Merger Agreement") (i) adjusting the fraction of a share of Parent Common Stock into which each share of Company Common Stock will be exchanged pursuant to Section 2.01(c) of the Merger

     Agreement to be equal to 0.413 of a share of Parent Common Stock (the "Pooling Exchange Ratio") and (ii) adding the following representations, covenants and conditions thereto reflecting that the Merger shall be accounted for as a pooling of interests:

               (A)  replacing Section 3.01(r) with the
          following: "(r) Accounting Matters. Neither the Company nor, to its best knowledge, any of its affiliates, has taken or agreed to take any action that (without giving effect to any action taken or agreed to be taken by Parent or any of its affiliates) would prevent Parent from accounting for the business combination to be effected by the Merger as a pooling of interests.";

               (B)  replacing Section 3.02(l) with the
          following: "(l) Accounting Matters. Neither Parent nor, to its best knowledge, any of its affiliates has taken or agreed to take any action that (without giving effect to any action taken or agreed to be taken by the Company or any of its affiliates) would prevent Parent from accounting for the business combination to be effected by the Merger as a pooling of interests.";

               (C)  replacing Section 4.01(a)(xi) with the
          following: "take any action that (without giving effect to any action taken or agreed to be taken by Parent or any of its affiliates) would prevent Parent from accounting for the business combination to be effected by the Merger as a pooling of interests or from treating the Merger as a "reorganization" under
          Section 368(a) of the Code;";

               (D)  replacing Section 4.01(b)(ii) with the
          following: "take any action that (without giving effect to any action taken or agreed to be taken by the Company or any of its affiliates) would prevent Parent from accounting for the business combination to be effected by the Merger as a pooling of interests or from treating the Merger as a "reorganization" under
          Section 368(a) of the Code;";

               (E)  adding to the end of the first sentence of
          Section 5.11(a) the following: "and for purposes of applicable interpretations regarding the pooling-of-interests method of accounting";

               (F) adding to the end of Section 5.11(a) the following: "If the Merger would otherwise qualify for pooling-of-interests accounting treatment, shares of Parent Common Stock issued to such affiliates of the Company in exchange for shares of Company Common Stock shall not be transferable until such time as financial results covering at least 30 days of combined operations of Parent and the Company have been published within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies, regardless of whether each such affiliate has provided the written agreement referred to in this Section 5.11, except to the extent permitted by, and in accordance with, Accounting Series Release 135 and Staff Accounting Bulletins 65 and 76. Any shares of Company Common Stock held by such affiliates shall not be transferable, regardless of whether each such affiliate has provided the written agreement referred to in this
          Section 5.11, if such transfer, either alone or in the aggregate with other transfers by affiliates, would preclude Parent's ability to account for the business combination to be effected by the Merger as a pooling of interests. The Company shall not register the transfer of any certificate representing Company Common Stock, unless such transfer is made in compliance with the foregoing. Parent shall not be required to maintain the effectiveness of the Form S-4 or any other registration statement under the Securities Act for the purposes of resale of Parent Common Stock by such affiliates and the certificates representing Parent Common Stock received by such affiliates in the Merger shall bear a customary legend regarding applicable Securities Act restrictions and the provisions of this
          Section 5.11."; and

               (G)  replacing Section 6.01(f) with the
          following: "(f) Pooling. Parent and the Company shall have received from KPMG Peat Marwick, as independent auditors of both Parent and the Company, on the date of the Joint Proxy Statement and on the Closing Date letters, in each case dated as of such respective dates, addressed to Parent and the Company, in form and substance reasonably acceptable to Parent and the Company and stating that the business combination to be effected by the Merger may be accounted for as a pooling of interests by Parent for purposes of its consolidated financial statements under generally accepted accounting principles and applicable

          SEC rules and regulations. No action shall have been taken by any Governmental Entity or any statute, rule, regulation or order enacted, promulgated or issued by any Governmental Entity, or any proposal made for any such action by any Governmental Entity which is reasonably likely to be put into effect, that would prevent Parent from accounting for the business combination to be effected by the Merger as a pooling of interests."

               2. Loss of Pooling Approval. In the event the parties execute and deliver the Amended and Restated Merger Agreement and that subsequently an event or action occurs that would prevent KPMG Peat Marwick from issuing either of its letters required pursuant to Section 6.01(f) of the Amended and Restated Merger Agreement to the effect that Parent may account for the Merger as a pooling of interests, the parties hereby agree promptly after the occurrence of such event or action to execute a further amendment to the Amended and Restated Merger Agreement that would restore the original text of the Merger Agreement prior to the effectiveness of the Amended and Restated Merger Agreement.

               3.  Representations and Warranties of the Parties.
     (a) Each of Parent, Sub and the Company hereby represents and warrants as follows:

               (i)  Such person has all requisite power and
          authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by such person and the consummation by such person of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of such person.

              (ii) This Agreement has been duly executed and delivered by such person and constitutes a valid and binding obligation of such person enforceable in accordance with its terms.

             (iii) The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time or both) under any provision of the certificate of incorporation or by-laws of such person or any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to such person or to its property or assets.

              (iv) No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, is required by or with respect to such person in connection with the execution and delivery of this Agreement or the consummation by such person of the transactions contemplated hereby.

               (b) The Company hereby represents and warrants that it has received the oral opinion of Merrill Lynch to the effect that, based upon and subject to assumptions made by Merrill Lynch in rendering such opinion and based upon such other matters as they consider relevant, as of the date of this Agreement, the Pooling Exchange Ratio is fair to the Company's stockholders from a financial point of view.

               (c) Parent hereby represents and warrants that it has received the oral opinion of Goldman, Sachs & Co. to the effect that, based upon and subject to assumptions made by Goldman, Sachs & Co. in rendering such opinion and based upon such other matters as they consider relevant, as of the date of this Agreement, the Pooling Exchange Ratio is fair to Parent.

               4. Further Assurances. Each party agrees to use its best efforts to obtain the Pooling Approval. In addition, each party will execute and deliver, or cause to be executed and delivered, such additional instruments and documents as each other party may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.

               5. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

               6. General Provisions. (a) The parties hereto acknowledge that damages would be an inadequate remedy for any breach of the provisions of this Agreement and agree that the obligations of the parties hereunder shall be specifically enforceable.

               (b) This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto. This Agreement (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (ii) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

               (c)  All notices and other communications
     hereunder shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the parties at the addresses specified in the Merger Agreement.

               (d) This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more of the counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

               (e) The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

               (f) This Agreement shall be governed by, and construed in accordance with, the laws of the State of

     Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.


               IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.


                              ADVANCED TECHNOLOGY LABORATORIES,
                              INC.,

                                by /s/ Dennis C. Fill
                                   ------------------------------
                                   Name:  Dennis C. Fill
                                   Title: Chairman of the Board
                                          and Chief Executive
                                          Officer


                              ATL SUB ACQUISITION CORP.,

                                by /s/ Dennis C. Fill
                                   ------------------------------
                                   Name:  Dennis C. Fill
                                   Title: Chairman of the Board


                              INTERSPEC, INC.,

                                by /s/ Edward Ray
                                   ------------------------------
                                   Name:  Edward Ray
                                   Title: President and Chief
                                          Executive Officer

                                                       EXHIBIT 20



                             PRESS RELEASE


     For Immediate Release             Contact:  Anne Marie Bugge
                                                 (206) 487-7081


             ATL REPORTS 1993 RESULTS AND ANNOUNCES PLANS

                      TO ACQUIRE INTERSPEC, INC.

     BOTHELL, Washington, February 10, 1994--ATL (Advanced Technology Laboratories, Inc.) reported today financial results for the fourth quarter and the full year of 1993. The company also announced that it has entered into a Merger Agreement with Interspec, Inc., whereby Interspec would become a wholly owned subsidiary of ATL through an exchange of 0.3835 shares of ATL stock for each share of Interspec stock. If approved by both companies' shareholders in May, the merger would create the world's leading ultrasound company with combined revenues of approximately $365 million, an installed base of over 20,000 systems and a product line spanning all major clinical applications.

     "Our strategic intent is to be a worldwide leader in all clinical segments of the ultrasound market. We believe this merger will accelerate attainment of this objective," said Dennis Fill, ATL Chairman and CEO. "There is a major synergistic value to be obtained by combining our mutual strengths. This agreement will broaden and complement our strong, established position in the premium performance general imaging markets. We will immediately expand our position in the U.S. cardiology market and obtain an excellent base from which to address the growing international demand for mid-priced cardiac and internal medicine systems."

     "Interspec has achieved a solid and growing position in the United States by providing systems of excellent performance and value to both the private office and hospital markets and is a major contributor in the development of three dimensional ultrasound imaging for cardiology applications," Fill said. "Interspec is also a major developer and manufacturer of medical transducers and is a leading supplier of transesophageal probes and other high technology scanheads through its division Echo Ultrasound."

     "Interspec is very pleased to be part of ATL, an ultrasound company already recognized as a worldwide technology and market leader," said Edward Ray, Chairman, President and CEO of Interspec. "We pioneered the private office echocardiography market with high value products. That demand for high value is a major driving factor in hospital markets today. ATL's distribution strength and reputation will help us achieve more rapid market penetration, globally."

     The merger is subject to customary conditions, including approval by the shareholders of both companies. The exchange ratio of 0.3835 is based on the purchase method of accounting used for this transaction. However, if it is determined that the transaction qualifies for pooling of interests accounting treatment, the exchange ratio will be adjusted to 0.4130 of an ATL share for each share of Interspec stock. Interspec has approximately 6.3 million shares outstanding. The merger agreement provides that Edward Ray would continue as President of Interspec reporting to Dennis Fill and join the ATL Board of Directors.

     ATL and Interspec currently anticipate that the transaction will close immediately upon shareholder approval.

     ATL's Fourth Quarter and Full Year 1993 Results

     ATL reported fourth quarter revenues of $82.0 million compared with $92.6 million in the same quarter of 1992.
     Net income was $3.5 million or $0.33 per share compared with $5.1 million or $0.45 per share in the fourth quarter of 1992. The quarter's results include a pre-tax gain of approximately $1.1 million resulting from the sale of a company in which ATL held a small, minority interest.

     For the year, ATL reported 1993 revenues of $304.5 million compared to revenues of $323.7 million in 1992, a decrease of 5.9 percent. The company reported a net loss for the year of $5.1 million or $0.46 per share compared with net income of $7.4 million or $0.67 per share in 1992. The 1993 results include a $4.3 million pre-tax charge in the third quarter or approximately $0.39 per share for the restructuring of the company's operations. This restructuring included the reduction of the company's worldwide work force by 11 percent. Excluding the impact of this charge, ATL would have reported a net loss of $0.8 million or $0.08 per share for 1993. The 1992 results included a $5.0 million pre-tax charge for the costs associated with the stock distribution of SpeceLabs Medical, Inc.

     "The year's financial results reflect primarily the difficult U.S. market conditions as customers deferred purchases in the face of both pending health care reform legislation and dramatic changes unfolding in the U.S. health care industry," said Fill. "Our international operations, however, achieved a solid performance, despite the impact of a stronger dollar and weakness in some European economies. We are pleased with the savings realized by our worldwide cost reduction measures as well as the progress of our research and development programs."

     Gross margin in the fourth quarter was 46.0 percent compared with 45.7 percent in the fourth quarter of 1992 and reflected the benefit of product and service cost reduction programs as well as product mix. For the year, competitive pricing pressures in the U.S. market together with lower volumes negatively impacted 1993 product gross margins resulting in a decline of gross margin to 44.9 percent compared with 46.1 percent in 1992.

     Fourth quarter selling, general and administrative (SG&A) expenses declined 7.7 percent to $23.3 million compared with year ago levels due to the restructuring mentioned previously as well as tightened cost controls. Research and development expenses rose 13.5 percent to $11.5 million compared with the fourth quarter of 1992.

     For the year, SG&A expenses declined by 3.6 percent to $92.0 million compared with 1992. Research and development expenses rose 14.4 percent to $43.8 million compared with the same period in 1992.

     The company held $59.6 million in cash, short-term investments and marketable securities and had no long-term debt as of December 1993. During the year, the company used $13.4 million to repurchase 794,000 shares of stock reducing shares outstanding to 10.5 million. The shares purchased are being used to service the company's employee benefit plans.

     Interspec has current revenues of approximately $60 million. Founded in 1979, the company has over 400 employees and is headquartered in Ambler, Pennsylvania. Echo Ultrasound is located in close proximity to State College and Penn State

     University.  Interspec stock is traded on the NASDAQ
     National Market System under the symbol ISPC.

     ATL, with headquarters in Bothell, Washington, is a worldwide leader in the development, manufacturer, distribution and service of diagnostic medical ultrasound systems. Prior to the third quarter of 1992, ATL and SpaceLabs Medical, Inc. (SpaceLabs) were subsidiaries of Westmark International Inc. On June 26, 1992, Westmark distributed the stock of SpaceLabs to Westmark's shareholders creating two independent public companies. ATL stock is traded on the NASDAQ National Market System under the symbol ATLI.



                                  ###

                               21094/104

                ADVANCED TECHNOLOGY LABORATORIES, INC.
                      CONSOLIDATED BALANCE SHEETS


     (In thousands)                     12/31/93       12/31/92
     ------------------------------------------------------------
                                ASSETS

      CURRENT ASSETS
      Cash and short-term investments  $ 54,635         $ 77,445
        Receivables                      86,813           90,836
        Inventories                      74,678           69,404
        Prepaid expenses                  1,305            1,297
        Deferred income taxes             7,403           10,406
                                       --------        --------
                                        224,834          249,388
                                       ========         ========
      MARKETABLE DEBT SECURITIES          4,988               --
      PROPERTY, PLANT AND EQUIPMENT,     45,318           41,302
      NET
      OTHER ASSETS                        1,558            4,921
                                        -------         --------
                                       $276,698         $295,611
                                       ========         ========

                    LIABILITIES AND SHAREHOLDERS' EQUITY

      CURRENT LIABILITIES              $  3,679         $  4,528
        Short-term borrowings            49,138           53,698
        Accounts payable and accrued     29,691           27,667
        expenses                          4,763            2,729
                                       --------         --------
        Deferred revenue                 87,271           88,622
        Taxes on income
                                          3,057            2,853
      DEFERRED INCOME TAXES
                                        186,370          204,136
                                       --------         --------
      SHAREHOLDERS' EQUITY             $276,698         $295,611
                                       ========         ========

     -----------------------------------------------------------
     Common shares outstanding           10,508           11,250
     -----------------------------------------------------------

                     ADVANCED TECHNOLOGY LABORATORIES, INC.
                        CONSOLIDATED STATEMENTS OF INCOME

                                  Three Months Ended       Year Ended
     ---------------------------------------------------------------------
     (In thousands, except        12/31/93   12/31/92  12/31/93   12/31/92
     per share)
     ---------------------------------------------------------------------
      REVENUES
        Product sales             $67,270    $77,459   $244,604   $265,940
        Service                    14,743     15,156     59,907     57,771
                                  -------    -------   -------    --------
                                   82,013     92,615    304,511    323,711
                                  -------    -------   -------    --------
      COST OF SALES
        Cost of product sales      35,049     39,572    130,122    137,078
        Cost of service             9,264     10,702     37,647     37,493
                                  -------    -------   -------    --------
                                   44,313     50,274    167,769    174,571
                                  -------    -------   -------    --------

      GROSS PROFIT                 37,700     42,341    136,742    149,140

      OPERATING EXPENSES
        Selling, general and
          administrative           23,316     25,253     91,952     95,343
        Research and development   11,550     10,178     43,838     38,313
        Restructuring charges          --         --      4,275      3,764
        Stock distribution
          expenses                     --         --        --       1,195
        Other expense (income),
          net                        (561)     1,541      2,486      4,454
                                  -------    -------    -------   --------
                                   34,305     36,972    142,551    143,069
                                  -------    -------   --------   --------
      INCOME (LOSS) FROM
        OPERATIONS                  3,395      5,369     (5,809)     6,071
      Interest, net                   474        732      2,223      3,434
                                  -------    -------   --------   --------
      INCOME (LOSS) BEFORE
        INCOME TAXES                3,869      6,101     (3,586)     9,505
      Income tax expense              370        984      1,520      2,098
                                  -------    -------   --------   --------
      NET INCOME (LOSS)           $ 3,499    $ 5,117   ($ 5,106)  $  7,407
                                  =======    =======   ========   ========
      Net income (loss) per
        share                       $0.33      $0.45     ($0.46)     $0.67

      Weighted average common
        shares and equivalents
        outstanding                10,691     11,479     10,992     11,086

                             Page 90 of 90